Exhibit 10.72
TERM LOAN AGREEMENT
for a term loan in the aggregate amount of up to
$70,000,000
made by and among
Certain Affiliates of Tandem Health Care, Inc. Identified Herein
each, as Borrower
and
MERRILL LYNCH CAPITAL,
a Division of Merrill Lynch Business Financial Services Inc.,
a Delaware corporation
222 North LaSalle Street – 16th Floor
Chicago, Illinois 60601
as the Administrative Agent and as a Lender
and
LASALLE BANK NATIONAL ASSOCIATION,
a national banking association
135 South LaSalle Street
Chicago, Illinois 60603
as the Syndication Agent, the Documentation Agent, and as a Lender
and
The Additional Lenders From Time To Time Party Hereto
Dated as of April 29, 2005

TERM LOAN AGREEMENT
     THIS TERM LOAN AGREEMENT (this “Agreement”) is made and dated as of April 29, 2005, by and among RE Selinsgrove, LLC, RE Mifflin, LLC, RE Pottsville, LLC, RE New Bloomfield, LLC, RE Millersburg, LLC, RE Everett, LLC, and RE Hazleton, LLC, each a Pennsylvania limited liability company, and RE Frostburg, LLC and RE Salisbury, LLC, each a Maryland limited liability company (each of the foregoing, a “Borrower”, and collectively, the “Borrower”), Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., a Delaware corporation, in its capacity as Administrative Agent and as a Lender (“Merrill Lynch”), LaSalle Bank National Association, in its capacity as Syndication Agent and Documentation Agent and as Lender (“LaSalle Bank”), and the additional financial institutions from time to time parties hereto, each as a Lender.
RECITALS
     A. RE Selinsgrove, LLC is and on the Closing Date will be the owner in fee simple of land located at 800 Broad Street in the City of Selinsgrove, County of Snyder, Commonwealth of Pennsylvania and 801 Broad Street in the City of Selinsgrove, County of Snyder, Commonwealth of Pennsylvania, commonly known as “Penn Lutheran Village” and legally described on Exhibit A-1 attached hereto (the “Selinsgrove Land”). Such Selinsgrove Land contains improvements generally consisting of (i) an assisted living and/or skilled nursing facility containing in the aggregate 223 beds and (ii) approximately 186 parking spaces (collectively, the “Selinsgrove Improvements”). The Selinsgrove Land together with all buildings, structures and improvements located or to be located thereon, including the Selinsgrove Improvements, (i) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (ii) the Personal Property (as defined herein) relating to the Selinsgrove Land or Selinsgrove Improvements are collectively referred to herein as the “Selinsgrove Location.”
     B. RE Mifflin, LLC is and on the Closing Date will be the owner in fee simple of land located at HCR 67, Box 7 in the City of Mifflin, County of Juaniata, Commonwealth of Pennsylvania, commonly known as “Locust Grove Retirement Village” and legally described on Exhibit A-2 attached hereto (the “Mifflin Land”). Such Mifflin Land contains improvements generally consisting of (i) an assisted living and/or skilled nursing facility containing in the aggregate 93 beds and (ii) approximately 68 parking spaces (collectively, the “Mifflin Improvements”). The Mifflin Land together with all buildings, structures and improvements located or to be located thereon, including the Mifflin Improvements, (i) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (ii) the Personal Property (as defined herein) relating to the Mifflin Land or Mifflin Improvements are collectively referred to herein as the “Mifflin Location.”
     C. RE Hazleton, LLC is and on the Closing Date will be the owner in fee simple of land located at 1711 East Broad Street in the City of Hazleton, County of Luzerne, Commonwealth of Pennsylvania and 1000 Stacie Drive in the City of Hazleton, County of Luzerne, Commonwealth of Pennsylvania, commonly known as “St. Luke’s Village” and legally described on Exhibit A-3 attached hereto (the “Hazleton Land”). Such Hazleton Land contains improvements generally consisting of (i) an assisted living and/or skilled nursing facility containing in the aggregate 252 beds and (ii) approximately 153 parking spaces (collectively, the “Hazleton Improvements”). The Hazleton Land together with all buildings, structures and improvements located or to be located thereon, including the Hazleton Improvements, (i) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (ii) the Personal Property (as defined herein) relating to the Hazleton Land or Hazleton Improvements are collectively referred to herein as the “Hazleton Location.”
     D. RE Pottsville is and on the Closing Date will be the owner in fee simple of land located at 160 Red Horse Road in the City of Pottsville, County of Schuykill, Commonwealth of Pennsylvania, commonly known as “Lutheran Ridge at Seiders” and legally described on Exhibit A-4 attached hereto (the “Pottsville Land”). Such Pottsville Land contains improvements generally consisting of (i) an assisted living and/or skilled nursing facility containing in the aggregate 104 beds and (ii) approximately 40 parking spaces (collectively, the “Pottsville Improvements”). The Pottsville Land together with all buildings, structures and improvements located or to be located thereon, including the Pottsville Improvements, (i) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (ii) the Personal Property (as defined herein) relating to the Pottsville Land or Pottsville Improvements are collectively referred to herein as the “Pottsville Location.”
     E. RE New Bloomfield, LLC is and on the Closing Date will be the owner in fee simple of land located at 213 East Main Street in the City of New Bloomfield, County of Perry, Commonwealth of Pennsylvania, commonly known as “Perry Village “ and legally described on Exhibit A-5 attached hereto (the “New Bloomfield Land”). Such New Bloomfield Land contains improvements generally consisting of (i) an assisted living and/or skilled nursing facility containing in the aggregate 123 beds and (ii) approximately 91 parking spaces (collectively, the “New Bloomfield Improvements”). The New Bloomfield Land together with all buildings, structures and improvements located or to be located thereon, including the New Bloomfield Improvements, (i) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (ii) the Personal Property (as defined herein) relating to the New Bloomfield Land or New Bloomfield Improvements are collectively referred to herein as the “New Bloomfield Location.”
     F. RE Millersburg, LLC is and on the Closing Date will be the owner in fee simple of land located at 990 Medical Road in the City of Millersburg, County of Dauphin, Commonwealth of Pennsylvania, commonly known as “Sysquehanna Lutheran Village” and legally described on Exhibit A-6 attached hereto (the “Millersburg Land”). Such Millersburg Land contains improvements generally consisting of (i) an assisted living and/or skilled nursing facility containing in the aggregate 204 beds and (ii) approximately 142 [or 42?] parking spaces (collectively, the “Millersburg Improvements”). The Millersburg Land together with all buildings, structures and improvements located or to be located thereon, including the Millersburg Improvements, (i) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (ii) the Personal Property (as defined herein) relating to the Millersburg Land or Millersburg Improvements are collectively referred to herein as the “Millersburg Location.”
     G. RE Everett, LLC is and on the Closing Date will be the owner in fee simple of land located at 208 Pennknoll Road in the City of Everett, County of Bedford, Commonwealth of

Pennsylvania, commonly known as “Pennknoll Village” and legally described on Exhibit A-7 attached hereto (the “Everett Land”). Such Everett Land contains improvements generally consisting of (i) an assisted living and/or skilled nursing facility containing in the aggregate 133 beds and (ii) approximately 86 parking spaces (collectively, the “Everett Improvements”). The Everett Land together with all buildings, structures and improvements located or to be located thereon, including the Everett Improvements, (i) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (ii) the Personal Property (as defined herein) relating to the Everett Land or Everett Improvements are collectively referred to herein as the “Everett Location.”
     H. RE Frostburg, LLC is and on the Closing Date will be the owner in fee simple of land located at One Kaylor Circle in the City of Frostburg, County of Allegany, State of Maryland, commonly known as “Frostburg Village” and legally described on Exhibit A-8 attached hereto (the “Frostburg Land”). Such Frostburg Land contains improvements generally consisting of (i) an assisted living and/or skilled nursing facility containing in the aggregate 155 beds and (ii) approximately 131 parking spaces (collectively, the “Frostburg Improvements”). The Frostburg Land together with all buildings, structures and improvements located or to be located thereon, including the Frostburg Improvements, (i) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (ii) the Personal Property (as defined herein) relating to the Frostburg Land or Frostburg Improvements are collectively referred to herein as the “Frostburg Location.”
     I. RE Salisbury, LLC is and on the Closing Date will be the owner in fee simple of land located at 611 Tressler Drive in the City of Salisbury, County of Wicomico, State of Maryland, commonly known as “The Lutheran Village at Harbor Pointe” and legally described on Exhibit A-9 attached hereto (the “Salisbury Land”). Such Salisbury Land contains improvements generally consisting of (i) an assisted living and/or skilled nursing facility containing in the aggregate 52 beds and (ii) approximately 32 parking spaces (collectively, the “Salisbury Improvements”). The Salisbury Land together with all buildings, structures and improvements located or to be located thereon, including the Salisbury Improvements, (i) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (ii) the Personal Property (as defined herein) relating to the Salisbury Land or Salisbury Improvements are collectively referred to herein as the “Salisbury Location.”
     J. Borrower desires to acquire (the “Acquisition”) the Real Property and substantially all of the assets and business consisting of skilled nursing and senior housing facilities located on the Real Property from Diakon Lutheran Social Ministries, a Pennsylvania not-for-profit corporation, Tressler Lutheran Services, The Lutheran Welfare Service of Northeastern Pennsylvania, Inc., The Lutheran Home at Tompton, Pennsylvania and Susquehanna Housing, Inc. (collectively, the “Seller”);
     K. Borrower has applied to Merrill Lynch and LaSalle Bank for a term loan in the aggregate principal amount of up to Seventy Million and No/100 Dollars ($70,000,000.00) (the “Loan” or “Term Loan”) to partially finance the Acquisition.
     L. Lenders are willing to make the Loan to Borrower on the terms and provisions and subject to the conditions hereinafter set forth.

     M. The Loan is to be evidenced by (1) that certain Promissory Note, of even date herewith, made by Borrower in the original principal amount of Thirty-Five Million and No/100 Dollars ($35,000,000.00) and payable to the order of LaSalle Bank (such Promissory Note and all amendments, restatements, modifications, extensions, restatements and consolidations thereto or thereof and substitutions therefor are hereinafter referred to collectively as the “LaSalle Term Note”), and (2) that certain Promissory Note, of even date herewith, made by the Borrower in the original principal amount of Thirty-Five Million and No/100 Dollars ($35,000,000.00) and payable to the order of Merrill Lynch (such Promissory Note and all amendments, restatements, modifications, extensions, restatements and consolidations thereto or thereof and substitutions therefor are hereinafter referred to collectively as the “Merrill Term Note” and, collectively with the LaSalle Term Note, each a “Note” and collectively the “Notes”). The terms and provisions of the Notes are hereby incorporated by reference in this Agreement.
     N. Borrower’s obligations hereunder and to repay the Loan will be secured by, among other items, as applicable, each first priority Mortgage, Assignment of Leases and Rents and Security Agreement of even date herewith, a First Leasehold, Assignment of Leases and Rents and Security Agreement of even date herewith and each First Deed of Trust, Assignment of Leases and Rents and Security Agreement of even date herewith (together with all amendments, restatements, modifications, extensions, restatements and consolidations thereto or thereof and substitutions therefor are hereinafter referred to collectively as the “Mortgages”) encumbering all of the Real Property, and a first priority security interest in all of the personal property of Borrower granted to the Administrative Agent (for the benefit of the Lenders) pursuant to that certain Security Agreement of even date herewith (as the same may be amended or modified from time to time, the “Security Agreement”).
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of any loans or other financial accommodations now or hereafter made to or for the benefit of the Borrower, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. General Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     Account. “Account” means collectively (a) any right to payment of a monetary obligation, whether or not earned by performance, including, without limitation, all amounts owed to Borrower pursuant to any Leases, (b) without duplication, any “account” (as that term is defined in the Uniform Commercial Code now or hereafter in effect), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as that term is defined in the Uniform Commercial Code now or hereafter in effect), any “payment intangibles” (as that term is defined in the Uniform Commercial Code now or hereafter in effect) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, general intangibles, Intellectual Property, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Loan Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.
     Account Debtor. “Account Debtor” means “account debtor” (as that term is defined in the Uniform Commercial Code now or hereafter in effect), and any other Person obligated on any Account of a Borrower, including, but not limited to, any tenant under a Lease and any Governmental Account Debtor.
     Acquisition. “Acquisition” has the meaning set forth in the Recitals.
     Acquisition Agreement. “Acquisition Agreement” means that certain Asset Purchase Agreement dated as of February 15, 2005 by and among the Borrowers, the Operators and the Sellers, as amended pursuant to that certain First Amendment to Asset Purchase Agreement dated as of February 28, 2005, and as further amended pursuant to that certain Second Amendment to Asset Purchase Agreement dated as of March 15, 2005.
     Acquisition Documents. “Acquisition Documents” means, collectively, the Acquisition Agreement and the documents, instruments and agreements executed or delivered in connection therewith or otherwise in connection with the Acquisition, in each case as the same may be amended or modified in conformity with Section 6.16 of this Agreement.
     Administrative Agent. “Administrative Agent” means Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., a Delaware corporation, in its capacity as administrative agent hereunder for the Lenders, as such capacity is established and subject to the provisions of Article XI and the successors of Merrill Lynch in such capacity.
     Affiliate. “Affiliate” means, with respect to a specified Person, any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, including, without limitation, their stockholders and any Affiliates thereof. A Person shall be deemed to control a corporation or other entity if the Person (a) owns or controls, directly or indirectly, five percent (5%) or more of the Stock of such corporation or entity or (b) possesses or controls, directly or indirectly, the power to direct or cause the direction of the management and business of the corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise.
     Affiliated Loan Documents. “Affiliated Loan Documents” shall mean any and all instruments, agreements or documents evidencing, securing and/or governing any financing provided by Administrative Agent and the Lenders to any or all of the Operators, including that certain Revolving Loan Agreement of even date herewith by and among Lenders, Administrative Agent and the Operators, as the same may be amended, modified, increased, renewed or restated from time to time.
     Agreement. “Agreement” means this Term Loan Agreement, as it may be amended or supplemented from time to time, together with all attachments, exhibits, schedules, riders and addenda, all of which are incorporated herein by this reference and made a part hereof.

     Applicable Base Rate. “Applicable Base Rate” means, for any given Term Loan under this Agreement, the LIBOR Rate plus the Applicable Margin.
     Applicable Margin. “Applicable Margin” has the meaning given it in Section 2.2(c).
     Appraisal. “Appraisal” means a complete, self-contained appraisal of the Real Property performed in accordance with FIRREA and each Lender’s appraisal requirements by an independent appraiser MAI licensed in the state in which the Real Property is located and selected and retained by the Administrative Agent. Borrower may provide to Lenders a copy of any FIRREA appraisal prepared for another lender within the past six (6) months. Each Lender may, in its sole discretion: (a) accept such appraisal, (b) request an update of such appraisal or (c) retain a state licensed appraiser to perform a new appraisal.
     Approved Use of Proceeds. “Approved Use of Proceeds” means loan proceeds used by Borrower to partially finance the Acquisition and pay related transaction costs, expenses and attorneys’ fees.
     Assignment Agreement. “Assignment Agreement” has the meaning set forth in Section 12.6(b).
     Borrowed Money. “Borrowed Money” means, with respect to any Person, without duplication (a) all indebtedness for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (d) any obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt and accrued expenses incurred in the ordinary course of business and due within six (6) months of the incurrence thereof or evidenced by a note or other instrument), (e) all Borrowed Money of others secured by (or for which the holder of such Borrowed Money has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, any property or asset owned, held or acquired by such Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (f) all guaranty obligations of such Person in respect of any Borrowed Money of any other Person, (g) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, (i) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business, (j) equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, and (k) “earnouts” and similar payment obligations.
     Borrower. “Borrower” has the meaning set forth in the Preamble.
     Borrower Agent. “Borrower Agent” means Tandem Health Care, Inc., a Pennsylvania corporation.

     Business Day. “Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago, Illinois are authorized by law to close.
     Closing; Closing Date. “Closing” and “Closing Date” have the meanings set forth in Section 3.3.
     CMS. “CMS” means the Centers for Medicare and Medicaid Services.
     Collateral. “Collateral” means, collectively, the Personal Property and the Real Property.
     Collateral Assignment of Acquisition Agreement. “Collateral Assignment of Acquisition Agreement” means that certain Collateral Assignment of Acquisition Agreement of even date herewith by and among the Borrower, the Operators, the Seller, and the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, which shall provide for an assignment of the rights of the Borrower and the Operators under certain of the Acquisition Agreements in favor of the Administrative Agent for the benefit of the Lenders (including, without limitation, rights of indemnification from the Seller).
     Commercial Leases. “Commercial Leases” means the collective reference to all Leases other than admission agreements or residency agreements.
     Concentration Account. “Concentration Account” means an account or accounts owned and controlled by Administrative Agent as from time to time designated by Administrative Agent.
     Control. “Control” means, as such term is used with respect to any Person, including the correlative meanings of the terms “controlled by” and “under common control with,” the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     Controlled Group. “Controlled Group” means all businesses that would be treated as a single employer under Section 410(b) of ERISA.
     Credit Party. “Credit Party” means each Borrower, each other Person that has executed and delivered to Administrative Agent (for the benefit of the Lenders) a guaranty of the Obligations of Borrower (or any portion thereof) to Lenders and each other Person that is or becomes primarily or secondarily liable for the Obligations, whether as a principal, surety, guarantor, endorser or otherwise.
     Default. “Default” means any Event of Default or any fact, event, condition or circumstance that, with the passage of time or the giving of notice or both, would become an Event of Default.

     Default Rate. “Default Rate” means a rate per annum equal to three percent (3%) per annum above the then applicable rate at which interest accrues in respect of the applicable Obligations under this Agreement prior to the occurrence of an Event of Default.
     Deposit Account. “Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC) of Borrower.
     Deposit Account Control Agreement. “Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Administrative Agent, among Administrative Agent, Borrower and LaSalle Bank in which Borrower maintains a Deposit Account, which agreement provides that (a) LaSalle Bank shall comply with instructions originated by Administrative Agent (for the ratable benefit of the Lenders) directing disposition of the funds in such Deposit Account without further consent by Borrower, and (b) LaSalle Bank shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of commercially reasonable fees and other items expressly consented to by Administrative Agent, and containing such other terms and conditions as Administrative Agent may require.
     Environmental Laws. “Environmental Laws” shall mean all Laws relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species, vegetation and mold). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Material Transportation Act (49 U.S.C. §§ 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.) (“RCRA”); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 740 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) (“OSHA”); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.
     Environmental Liabilities. “Environmental Liabilities” shall mean all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law, or in connection with any Release, threatened Release, or the presence of a Hazardous Material.
     ERISA. “ERISA” has the meaning set forth in Section 4.12.

Event of Default. “Event of Default” and “Events of Default” have the meanings set forth in Section 10.1.
     FIRREA. “FIRREA” means the Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.
     Fiscal Year. “Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
     GAAP. “GAAP” means generally accepted accounting principles applied in a consistent manner.
     Government Account Debtor. “Governmental Account Debtor” means any Account Debtor which is (a) the United States of America acting under the Medicare program established pursuant to the Social Security Act or any other program established by federal law requiring that payments for healthcare goods or services be made to the providers or suppliers of such services (including, without limitation, CHAMPUS as set forth in Title 10 U.S.C. Section 1071 et seq.), (b) any state or the District of Columbia responsible for administering such state’s (or district’s) Medicaid program adopted pursuant to Title XIX of the Social Security Act or (c) any agent, carrier, administrator or intermediary for any of the foregoing.
     Government Contracts. “Government Contracts” means any contract or agreement (including, but not limited to, any lease) between any Borrower and any Account Debtor that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.
     Governmental Approvals. “Governmental Approvals” means, collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority to operate the Locations.
     Governmental Authority. “Governmental Authority” means and includes any federal, state, District of Columbia, county, municipal, or other government and any political subdivision, department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.
     Guarantor. “Guarantor” means any Person who may from time to time guaranty, pledge assets or equity as security for or otherwise become obligated in respect of the Obligations and the Obligations under the Affiliated Loan Documents. “Guarantor” shall include, without limitation, Tandem Health Care, Inc., a Pennsylvania corporation.
     Guaranty. “Guaranty” means any guaranty of the Obligations from time to time outstanding, as the same may be amended, modified, or supplemented from time to time. “Guaranty” shall include, without limitation, the guaranty of Tandem Health Care, Inc. of even date herewith in favor of the Administrative Agent for the benefit of the Lenders.
     Hazardous Material. “Hazardous Material” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any Environmental Law or any Governmental Authority applicable to Borrower or its business, operations or assets, including, without limitation, reaction by-products, pesticides, oil and other petroleum products, mold and asbestos.
     Healthcare Laws. “Healthcare Laws” means all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities, assisted living and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, but not limited to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.); (b) TRICARE; (c) HIPAA, (d) Medicare; (e) Medicaid; (f) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (g) all laws, policies, procedures, requirements and regulations pursuant to which licenses, approvals and accreditation certificates are issued in order to operate medical or senior housing facilities; and (h) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (g) as may be amended from time to time.
     Highest Lawful Rate. “Highest Lawful Rate” means the maximum lawful rate of interest referred to in Section 2.8 that may accrue pursuant to this Agreement.
     HIPAA. “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
     Improvements. “Improvements” means any and all buildings, structures, improvements and fixtures now or in the future located or to be constructed on any Real Property.
     Information Certificate. “Information Certificate” means that certain Information Certificate of Borrower attached hereto and made a part hereof.
     Intellectual Property. “Intellectual Property” has the meaning set forth in Section 4.16.
     Insurer. “Insurer” means a Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or that has an agreement with Borrower to compensate Borrower for providing goods or services to a Patient.
     LaSalle Bank. “LaSalle Bank” means LaSalle Bank National Association, a national banking association, in its capacity as a Lender, and in its capacity as syndication agent and documentation agent hereunder, together with its successors and assigns.
     Laws. “Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or presidential authority in the applicable jurisdiction, now or hereafter in effect, and in each case as amended or supplemented from time to time.

     Leases. “Leases” means the collective reference to all leases, subleases and occupancy agreements affecting the Real Property or any part thereof now existing or hereafter executed (including, without limitation, all Commercial Leases, all Operating Leases and all admission agreements) and all amendments, modifications or supplements thereto.
     Lender. “Lender” means each of (a) LaSalle Bank, (b) Merrill Lynch, (c) each other Person that becomes a holder of a Note pursuant to Section 12.6, and (d) the respective successors and assigns of any or all of the foregoing, and Lenders means all of the foregoing.
     LIBOR Rate. “LIBOR Rate” means The London Interbank Offered Rate (LIBOR) rate of interest per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the rate of interest which is identified and normally published by Bloomberg Professional service Page BBAM 1 (the “Page”) as the offered rate for loans in U.S. Dollars under the caption British Bankers Association LIBOR Rates at 11:00 A.M. (London time). Throughout the term of the Loan, the LIBOR Rate will float daily and be determined two (2) Business Days prior to each calendar day utilizing the one (1) month LIBOR rate set forth on the Page. If Bloomberg Professional service no longer reports the Base Rent or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Administrative Agent in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to Lender in the London Interbank Market, Administrative Agent may select a replacement index or replacement page, as the case may be.
     Lien. “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same practical effect as any of the foregoing).
     Loan. “Loan” means the Term Loan contemplated hereunder.
     Loan Documents. “Loan Documents” means and includes this Agreement, the Notes, any Guaranty, the Collateral Assignment of Acquisition Agreement, the Mortgages, the Security Agreement, the Pledge Agreement, the Subordination of Management Agreement, and each and every other instrument, agreement, and document now or hereafter executed or delivered by or on behalf of Borrower, any of the Operators, or any Guarantor in connection with this Agreement, as any of them may be amended, modified, increased, renewed or restated from time to time.
     Loan Year. “Loan Year” means the period from the Closing Date through the last day of the same month in the following year and thereafter each successive twelve (12) month period.
     Location. “Location” or “Locations” mean one or more of the healthcare or other facilities owned by the Borrower and operated by the Operator on the Real Property.
     Manager. “Manager” or “Managers” means, collectively, Tandem Regional Management of Florida, Inc., a Florida corporation, and if applicable, the other managers identified on Schedule 1.1(a) of the Information Certificate as managers of the Locations.

     Material Adverse Effect. “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, any of the following: (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, business or properties of the Credit Parties, taken as a whole, (b) a material adverse change in, or a material adverse effect upon, the rights and remedies of Administrative Agent or any Lender under any Loan Document or the ability of the Credit Parties, taken as a whole, to perform their payment or other obligations under any Loan Document to which they are parties, (c) a material adverse change in, or a material adverse effect upon, the legality, validity or enforceability of any Loan Document, (d) a material adverse change in, or a material adverse effect upon, the existence, perfection or priority of any security interest granted in any Loan Document or the value of any material Collateral not resulting from any action or inaction by the Administrative Agent or any Lender, (e) the termination of Borrower’s continued participation in a Medicare or Medicaid reimbursement program, or (f) that otherwise gives rise to any liability of any Credit Party with respect to a Location to any Governmental Authority as a result of a violation of any Healthcare Law in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).
     Maturity Date. “Maturity Date” means April 30, 2010, unless otherwise accelerated pursuant to the terms of this Agreement.
     Medicaid. “Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.
     Medical Services. “Medical Services” means medical and health care services provided to a Patient by Operators, including, but not limited to, medically necessary health care services provided to a Patient and performed by Operators which are covered by a policy of insurance issued by an Insurer, and including, but not limited to, physician services, nurse and therapist services, dental services, skilled nursing facility services, rehabilitation services, home health care services, behavioral health services, hospice services, medical equipment and pharmaceuticals.
     Medicare. “Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.
     Merrill Lynch. “Merrill Lynch” means Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services, Inc., a Delaware corporation, together with its successors and assigns.
     Mortgages. “Mortgages” has the meaning set forth in the Recitals.
     Notes. “Note” or “Notes” shall mean any promissory note or notes or other writing from time to time evidencing Borrower’s obligation to pay the Obligations, as any of them may be amended, modified, increased, renewed or restated from time to time, and includes, without limitation, the Notes defined in the Recitals as Notes.
     Obligations. “Obligations” means (a) the principal of, and interest on, the Notes and all other sums, fees, amounts for indemnification, charges, costs and expenses due or payable under this Agreement or the other Loan Documents, (b) all agreements and covenants with and obligations to Lenders and Administrative Agent arising under, out of, or as a result of or in connection with the Loan Documents, (c) all amounts advanced by Administrative Agent or, if applicable, Lenders to preserve, protect, defend, and enforce their rights under this Agreement and the other Loan Documents or in the Collateral, and all expenses incurred by Administrative Agent and Lenders in connection therewith, and (d) any and all indebtedness, liabilities and obligations of the Operators owing to Administrative Agent and the Lenders under or pursuant to the Affiliated Loan Documents.
     OFAC Lists. “OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, the Department of the Treasury pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of or by the Office of Foreign Asset Control, the Department of the Treasury or pursuant to any other applicable Executive Orders.
     Operating Leases. “Operating Leases” means the collective reference to all Commercial Leases between the Borrower and the Operators pursuant to which the Operators lease and operate each Location.
     Operator. “Operator” or “Operators” means, collectively, OP Selinsgrove, LLC (as operator of the Selinsgrove Location), OP Mifflin, LLC (as operator of the Mifflin Location), OP Pottsville, LLC (as operator of the Pottsville Location), OP New Bloomfield, LLC (as operator of the New Bloomfield Location), OP Millersburg, LLC (as operator of the Millersburg Location), OP Everett, LLC (as operator of the Everett Location), OP Hazleton, LLC and OP Hazelton II (as operator of the Hazelton Location), each a Pennsylvania limited liability company, and OP Frostburg, LLC (as operator of the Frostburg Location) and OP Salisbury, LLC (as operator of the Salisbury Location), each a Maryland limited liability company, all of which are licensed under all applicable Healthcare Laws as the operators of the respective Location.
     Patient.. “Patient” means any Person receiving Medical Services from the Operators and all Persons legally liable to pay the Operators for such Medical Services other than Insurers or Governmental Authorities.
     Permitted Liens. “Permitted Liens” means the following, provided the same have no superior priority over Administrative Agent’s Lien in the Collateral (for the benefit of the Lenders) and provided, further, the same do not encumber any Accounts: (a) deposits or pledges of Personal Property to secure obligations under workmen’s compensation, social security or similar Laws, or under unemployment insurance; (b) deposits or pledges of Personal Property to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (c) mechanic’s, workmen’s, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due, or which are being contested in full compliance with Section 5.6; (d) Liens and encumbrances in favor of Administrative Agent (for the benefit of Lenders); (e) Purchase Money Liens; (f) Liens set forth on Schedule 1.1(c) of the Information Certificate; (g) Liens arising as a matter of law for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable or which are being contested in good faith; and (h) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of Real Property set forth on the “Schedule B” title insurance policies accepted by Administrative Agent and Lenders at Closing, none of which materially impairs the use of such Real Property or the value thereof, and none of which is violated in any material respect by existing structures or land use.
     Person. “Person” means an individual, partnership, corporation, trust, cooperative, joint venture, joint stock company, limited liability company, association, unincorporated organization, Governmental Authority, or any other entity.
     Personal Property. “Personal Property” has the meaning set forth in Section 8.4(a).
     Plan. “Plan” has the meaning set forth in Section 4.12.
     Pledge Agreement. “Pledge Agreement” means that certain Pledge Agreement of even date herewith made by Guarantor in favor of Administrative Agent for the benefit of the Lenders, as the same may be amended or modified from time to time.
     Prohibited Transaction. “Prohibited Transaction” means a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Internal Revenue Code that is not exempt under Section 407 or Section 408 of ERISA or Section 4975(c)(2) or (d) of the Internal Revenue Code or under a class exemption granted by the U.S. Department of Labor.
     Pro Rata Share. “Pro Rata Share” means (a) with respect to a Lender’s right to receive payments of principal and interest with respect to the Term Loan, the Term Loan Commitment Percentage of such Lender, and (b) for all other purposes (including without limitation the indemnification obligations arising under Section 12.16) with respect to any Lender, the percentage obtained by dividing (i) such Lender’s then outstanding principal amount of the Term Loan by (ii) the then outstanding principal amount of the Term Loan.
     Purchase Money Liens. “Purchase Money Liens” means purchase money Liens or Liens on property leased under capital leases in an aggregate amount not to exceed One Million Dollars ($1,000,000) (in the aggregate amount for all Borrowers) incurred in connection with financing the acquisition or lease of equipment acquired or held by a Borrower for use solely at the Location owned or operated by such Borrower, which Lien is confined solely to the acquired or leased equipment and the proceeds thereof, provided, the same do not encumber any Accounts, and provided, further, that the indebtedness incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items purchased.

     Real Property. “Real Property” means all real property encumbered by any of the Loan Documents or otherwise serving as Collateral for the Obligations, and includes, without limitation, the Real Property described on Exhibit A-1 through Exhibit A-9 attached hereto.
     Release. “Release” shall mean, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.
     Reportable Event. “Reportable Event” means a “reportable event” as defined in Section 4043(c) of ERISA for which the notice requirements of Section 4043(a) of ERISA are not waived.
     Required Lenders. “Required Lenders” means at any time Lenders holding sixty-six and two thirds percent (66 2/3%) or more of the sum of the outstanding principal balance of the Term Loan.
     Security Agreement. “Security Agreement” has the meaning set forth in the Recitals.
     Sellers. “Sellers” has the meaning set forth in the Recitals.
     Single Purpose Entity. “Single Purpose Entity” means an entity that exists solely for the purpose of owning and operating (directly or through an affiliate) one of the properties constituting Real Property and conforms with all of the requirements set forth on Schedule E attached hereto.
     Solvent. “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
     Stock. “Stock” shall mean all certificated and uncertificated shares, options, warrants, general or limited partnership interests, membership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

     Subordination of Management Agreement. “Subordination of Management Agreement” has the meaning set forth in Section 5.29.
     Subsidiary. “Subsidiary” shall mean, with respect to any Person, (i) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or manager or may exercise the powers of a general partner or manager.
     Tenant. “Tenant” means any tenant, resident or occupant under any Lease.
     Term Loan. “Term Loan” has the meaning set forth in Section 2.1.
     Term Loan Amount. “Term Loan Amount” has the meaning set forth in Section 2.2.
     Term Loan Commitment Percentage. “Term Loan Commitment Percentage” means, as to any Lender, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Commitment Percentage,” or, if different, in the most recent Assignment Agreement to which such Lender is a party.
     Uniform Commercial Code or UCC. “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may, from to time, be in effect in the State of Illinois; provided, however, that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s Lien on the Collateral (for the ratable benefit of the Lenders) is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement or the other Loan Documents relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further that, to the extent that the Uniform Commercial Code of a particular jurisdiction is used to define a term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of such Uniform Commercial Code, then the definition of such term contained in Article or Division 9 of such Uniform Commercial Code shall control.
     Section 1.2. Interpretation.
     (a) All accounting terms used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided herein or therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, however, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Closing Date unless Borrower and Administrative Agent shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. Unless otherwise specified, references in this Agreement or any of the attachments hereto or appendices hereof to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all annexes, exhibits and schedules attached hereto, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such annex, exhibit or schedule.
     (b) Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of Borrower, such words are intended to signify that Borrower has actual knowledge or awareness of a particular fact or circumstance or that Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.
ARTICLE II
AMOUNT AND TERMS OF CREDIT
     Section 2.1. General Terms. Subject to the terms and conditions of this Agreement, from the Closing Date and until the Maturity Date, each Lender severally agrees to make available to Borrower the term loan credit facility hereinafter provided for (“Term Loan”). At Closing, Borrower shall execute and deliver to Administrative Agent, for the benefit of the Lenders, respectively, the Notes evidencing Borrower’s unconditional obligation to repay each Lender for its Pro Rata Share of all advances and other extensions of credit made under or in respect of the Term Loan, payable to the order of each Lender, respectively, in accordance with the terms in this Agreement and the Notes. The Notes shall bear interest on the outstanding principal balance of the Notes from the date of the Notes until repaid, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Applicable Base Rate, provided, however, that after the occurrence and during the continuance of an Event of Default such rate may, at the election of the Administrative Agent , be increased to the Default Rate. Each determination by Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. If Administrative Agent has the right to declare an Event of Default hereunder, but elects not to do so, Administrative Agent will be entitled, in addition to exercising any other rights and remedies available to it hereunder, to assess a non-compliance fee which shall operate to increase the Applicable Base Rate by two percent (2%) per annum during the continuance of such Event of Default. The non-compliance fee will not be assessed if the Default Rate is being charged hereunder. Each advance and, if applicable, other extension of credit hereunder shall be deemed evidenced by the Notes, which are deemed incorporated into and made a part of this Agreement by this reference.
     Section 2.2. Term Loan.
     (a) The term “Term Loan Amount” means an amount equal to Seventy Million and No/100 Dollars ($70,000,000.00).
     (b) Subject to the terms and conditions set forth herein, each Lender severally agrees to make the Term Loan in an original principal amount equal to such Lender’s respective Term Loan Commitment Percentage of the Term Loan Amount on the Closing Date; provided, however, that no Lender shall have any obligation to fund any portion of the Term Loan required to be funded by any other Lender, but not so funded.
     (c) Until an Event of Default shall have occurred, for all advances made in respect of the Term Loan and all amounts outstanding thereunder, the Applicable Margin is a rate of interest equal to three and three quarters percent (3.75%) per annum.
     (d) The Term Loan shall not be in the nature of a revolving line of credit, but shall include sums advanced and, if applicable, other credit extended by Administrative Agent and Lenders to or for the benefit of Borrower from time to time under this Section. All such advances and extensions of credit in respect of the Term Loan shall be made or declined in Administrative Agent’s discretion. To the extent any Term Loan proceeds are repaid for any reason, whether voluntarily or involuntarily (including repayments from insurance or condemnation proceeds), Lenders shall have no obligation to re-advance such sums to Borrower.
     (e) Principal payable on account of the Term Loan shall be payable by Borrower to Administrative Agent for the benefit of the Lenders in the amounts and at the times set forth in the amortization schedule attached as Schedule B hereto (or sooner upon the acceleration of the Obligations in accordance with the terms of this Agreement). Interest accrued on the Term Loan shall be due on the earliest of (i) the first day of each month (for the immediately preceding month), computed on the last calendar day of the preceding month, (ii) during the continuance of an Event of Default, the day such interest accrues, or (iii) the Maturity Date; provided, however, that if any portion of the Term Loan is funded on a date other than the first day of a calendar month, then Borrower shall pay to Administrative Agent for the Lenders, on the date of such funding, interest which will accrue on the entire Term Loan (or such lesser portion as shall be funded on such date) during the calendar month of such funding.
     (f) As an inducement to Lenders to make the Term Loan available to Borrower, Borrower shall pay to Administrative Agent (for the ratable benefit of Lenders) a commitment fee equal to one percent (1.0%) of the Term Loan Amount (such amount, the “Term Loan

Commitment Fee”). The Term Loan Commitment Fee will be paid to Administrative Agent (for the ratable benefit of Lenders) on the Closing Date.
     (g) In lieu of a higher Term Loan Commitment Fee payable upon execution of this Agreement, on the earliest to occur of (i) the Maturity Date (as the same may be accelerated pursuant to this Agreement), (ii) the date of any prepayment of the Term Loan or (iii) the date of any Event of Default the result of which causes an acceleration of the Term Loan, Borrower shall pay to Administrative Agent (for the ratable benefit of the Lenders) a deferred commitment fee (such amount, together with any other commitment fee payable under Section 2.2 above, is herein referred to as the “Deferred Commitment Fee”) in an amount equal to (y) One Million Four Hundred Thousand Dollars ($1,400,000) if any of the events described in clauses (i), (ii) or (iii) occur on or before February 1, 2006, and (z) Seven Hundred Thousand Dollars ($700,000) if any of the events described in clauses (i), (ii) or (iii) occur at any time after February 1, 2006.
     (h) Borrower shall have the right to make a prepayment of the entire Term Loan, in whole only, and not in part, on any regularly scheduled payment date; provided, however, that Borrower (i) gives Lenders at least thirty (30) days’ prior written notice, (ii) pays all fees and costs due from Borrower to Lenders including, without limitation, any attorneys’ fees and disbursements incurred by Lenders as a result of the prepayment and any fees payable upon any termination of this Agreement, and (iii) pays and performs in full all other Obligations under this Agreement; and provided, further, that the borrowers under the Affiliated Loan Documents (i) give Lenders at least thirty (30) days’ prior written notice of the termination of such borrowers’ right to request Revolving Credit Loans (as defined in the Affiliated Loan Documents) under the Affiliated Loan Documents, (ii) pays all fees and costs due from the borrowers under the Affiliated Loan Documents to Lenders including, without limitation, any attorneys’ fees and disbursements incurred by Lenders as a result of the prepayment and all deferred commitment fees or any other fees payable upon any termination of the Affiliated Loan Documents, and (iii) pays and performs in full all other Obligations (as defined in the Affiliated Loan Documents) under the Affiliated Loan Documents.
     (i) Partial prepayments of the Term Loan shall not be permitted, except partial prepayments resulting from Administrative Agent applying insurance proceeds or condemnation awards to reduce the outstanding principal balance of the Term Loan as provided in the Loan Documents, in which event no deferred commitment fee or premium shall be due. No notice of prepayment shall be required under the circumstance specified in the preceding sentence. No principal amount repaid on the Term Loan may be reborrowed. In the case of prepayments arising from the application of condemnation awards or insurance proceeds, partial payments of principal shall be applied to the unpaid principal balance evidenced hereby on the next succeeding scheduled payment date following Administrative Agent’s determination to apply insurance proceeds or condemnation awards to the partial prepayment of the outstanding principal balance of the Term Loan, and no notice of such prepayment shall be required.
     Section 2.3. [Reserved]
     Section 2.4. Loan Administration.

     (a) All advances and other extensions of credit to or for the benefit of Borrower shall constitute one general obligation of Borrower, and shall be secured by Administrative Agent’s Lien upon all of the Collateral (for the ratable benefit of the Lenders).
     (b) Administrative Agent shall enter all advances of proceeds under the Term Loan as debits to a loan account in the name of Borrower and shall also record in said loan account all payments made by Borrower on any Obligations which are paid to Administrative Agent for the benefit of the Lenders, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.
     (c) All sums received by Administrative Agent (for the benefit of the Lenders) for the account of Borrower shall be applied first to fees, costs and expenses due and owing under the Loan Documents, then to interest due and owing under the Loan Documents, and then to principal outstanding with respect to the Term Loan in such order of application as Administrative Agent shall elect in its discretion. During the continuance of any Event of Default hereunder, or following the maturity of the Obligations, all sums received by Administrative Agent (for the benefit of the Lenders) for the account of Borrower shall be applied to the Obligations in such order as Administrative Agent shall elect in its discretion.
     (d) Administrative Agent will account to Borrower monthly with a statement of loans, charges and payments made pursuant to this Agreement, and such accounting rendered by Administrative Agent shall be deemed final, binding and conclusive upon Borrower, absent manifest error, unless Administrative Agent is notified by Borrower in writing to the contrary within thirty (30) days of the date each accounting is mailed to Borrower. Such notice shall be deemed an objection only to those items specifically objected to in the notice.
     Section 2.5. Additional Fees and General Terms Relating to Fees.
     (a) Borrower shall pay to Administrative Agent (and, as applicable, LaSalle Bank) all fees and expenses in connection with audits of Borrower’s books and records and appraisals of the Collateral and such other matters as Administrative Agent shall deem appropriate, which shall be due and payable on the later of (i) the first Business Day of the month following the date of issuance by Administrative Agent of a request for payment thereof to Borrower or (ii) ten (10) days after Borrower has received such payment request.
     (b) Borrower shall pay to Administrative Agent (for the ratable benefit of Lenders), on demand, any and all fees, costs or expenses which Administrative Agent pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Administrative Agent, of proceeds of the Term Loan made by Lenders to Borrower pursuant to this Agreement, and (ii) the depositing for collection, by Administrative Agent of any check or item of payment received or delivered to Administrative Agent on account of the Obligations.
     (c) For so long as any of the Collateral consists of Real Property, Borrower unconditionally shall pay to Administrative Agent (for the ratable benefit of Lenders) an annual Real Property collateral inspection fee (the “Real Property Collateral Fee”) equal to Two

Thousand Six Hundred Sixty-Seven Dollars ($2,667) for each Location representing costs incurred or to be incurred by Administrative Agent for annual inspections of the Real Property. The Real Property Collateral Fee for each Location shall be due and payable upon the anniversary of the Closing Date, except that no such payment shall be required on the Maturity Date.
     (d) All fees due under this Agreement shall be fully earned when due and shall be non-refundable. All fees due under this Agreement shall be computed on the basis of the actual number of days elapsed over a year of 360 days unless otherwise expressly provided.
     Section 2.6. Manner of Payments.
     (a) Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Term Loan, all other charges and any other obligations of Borrower under this Agreement, shall be made to Administrative Agent (for the benefit of Lenders) to the Concentration Account, in immediately available funds. All payments shall be made without deduction for any set-off, recoupment, counterclaim or defense that Borrower now has or may have in the future.
     (b) If any payment required hereunder is not actually received by the Administrative Agent within five (5) calendar days of the date such payment is due, Borrower agrees to pay, upon request by the Administrative Agent, a late charge equal to three percent (3%) of the total amount of any delinquent payment as liquidated damages in order to defray the increased cost of collection occasioned by such late payment and the lost investment opportunity. Such charges shall be imposed upon written notice to the Borrower or any other Person, but not more often than once a month.
     Section 2.7. Use of Proceeds. The proceeds of each Lender’s advances under the Loan shall be used solely for the Approved Use of Proceeds.
     Section 2.8. Interest Rate Limitation. The parties intend to conform strictly to the applicable usury laws in effect from time to time during the term of the Term Loan. Accordingly, if any transaction contemplated by this Agreement would be usurious under such laws, then notwithstanding any other provision of this Agreement: (a) the aggregate of all interest that is contracted for, charged, or received under this Agreement or under any other Loan Document shall not exceed the maximum amount of interest allowed by applicable law (the “Highest Lawful Rate”), and any excess shall be promptly credited to Borrower by Administrative Agent (or, to the extent that such consideration shall have been paid, such excess shall be promptly refunded to Borrower by Administrative Agent); (b) neither Borrower nor any other Person now or hereafter liable under this Agreement shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate; and (c) the effective rate of interest for the portion of the Term Loan that would otherwise be usurious under applicable laws shall be reduced to the Highest Lawful Rate. All sums paid, or agreed to be paid, to Administrative Agent for the use, forbearance, and detention of the debt of Borrower to Administrative Agent shall, to the extent permitted by applicable law, be allocated throughout the full term of the applicable Note until payment is made in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. If at any time the rate of interest under the applicable portion of the Term Loan exceeds the Highest Lawful Rate, the rate of interest to accrue pursuant to this Agreement under such portion of the Term Loan shall be limited, notwithstanding anything to the contrary in this Agreement, to the Highest Lawful Rate, but any subsequent reductions in the applicable interest accrual rate shall not reduce the interest to accrue pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued equals the amount of interest that would have accrued if the Applicable Base Rate had at all times been in effect. If the total amount of interest paid or accrued pursuant to this Agreement under the foregoing provisions is less than the total amount of interest that would have accrued if the Applicable Base Rate had at all times been in effect, then Borrower agrees to pay to Administrative Agent (for the benefit of Lenders) an amount equal to the difference between (x) the lesser of (A) the amount of interest that would have accrued if the Highest Lawful Rate had at all times been in effect, or (B) the amount of interest that would have accrued if the Applicable Base Rate had at all times been in effect, and (y) the amount of interest accrued in accordance with the other provisions of this Agreement.
     Section 2.9. Term.
     (a) Unless due and payable sooner pursuant to this Agreement, all principal, interest and other sums due under the Loan Documents, and all other Obligations, shall be due and payable in full on the Maturity Date. Unless sooner terminated pursuant to this Agreement, all obligations of Administrative Agent and Lenders to make any advances in respect of the Term Loan shall terminate ten (10) days prior to the Maturity Date.
     (b) All undertakings, agreements, covenants, warranties, and representations of Borrower contained in the Loan Documents shall survive any termination of the Lenders’ obligation to make any advances in respect of the Term Loan hereunder and Administrative Agent shall retain its Liens in the Collateral (for the ratable benefit of the Lenders) and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Administrative Agent (for the benefit of the Lenders), in full, in immediately available funds.
     (c) Notwithstanding any provision of this Agreement which makes reference to the continuance of an Event of Default, nothing in this Agreement shall be construed to permit Borrower to cure an Event of Default following the lapse of the applicable cure period, and Borrower shall have no such right in any instance unless specifically granted in writing by Administrative Agent .
     Section 2.10. Deposit Accounts.
     (a) If Borrower maintains a Deposit Account with any bank, Borrower shall, at the request of Administrative Agent, execute with each such bank a Deposit Account Control Agreement and such other agreements related to such Deposit Account as Administrative Agent may require; provided, that, notwithstanding the foregoing, Borrower shall not be required to enter a Deposit Account Control Agreement with any such Bank to the extent that the amount on deposit with such Bank, together with the amount on deposit with any other bank by Borrower or Operator, does not exceed $100,000.

     (b) Notwithstanding anything in any Deposit Account Control Agreement to the contrary, Borrower agrees that it shall be liable for any fees and charges in effect from time to time and charged by each bank in which Borrower maintains a Deposit Account in connection with any Deposit Account Control Agreement, and that neither Administrative Agent nor any Lender shall have any liability therefor. Borrower agrees to indemnify and hold Administrative Agent and each Lender harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Administrative Agent or any bank in which Borrower maintains a Deposit Account pursuant to this Section or any Deposit Account Control Agreement.
     (c) Borrower acknowledges and agrees that its compliance with the terms of this Section is essential, and that Administrative Agent shall suffer immediate and irreparable injury and have no adequate remedy at law, if Borrower, through its acts or omissions, maintains a Deposit Account not subject to a Deposit Control Agreement if requested by Administrative Agent. If Administrative Agent and the Lenders have the right to declare an Event of Default hereunder, but elect not to do so, Administrative Agent and Lenders will be entitled, in addition to exercising any other rights and remedies available to Lenders or the Administrative Agent hereunder, to assess a non-compliance fee which shall operate to increase the Applicable Base Rate by two percent (2%) per annum during the continuance of such Event of Default. The non-compliance fee will not be assessed if the Default Rate is being charged hereunder.
ARTICLE III
CLOSING AND CONDITIONS OF LENDING
     Section 3.1. Conditions Precedent to Agreement. The obligation of Administrative Agent and each of the Lenders to enter into and perform this Agreement and for the Lenders to make advances under the Term Loan is subject to the satisfaction of each and every one of the following conditions precedent, each to the satisfaction of Administrative Agent and LaSalle Bank in their sole discretion (and Administrative Agent’s receipt of any other agreement, document, certificate and instrument set forth on the Closing Checklist for the transactions contemplated by this Agreement, each in form and substance satisfactory to Administrative Agent):
     (a) Each Lender shall have received two (2) originals of this Agreement, the Guaranty, the Security Agreement, the Pledge Agreement, the Collateral Assignment of Acquisition Agreement, the Subordination of Management Agreement, and all other Loan Documents required to be executed and delivered at or before Closing (other than the Notes, as to which each Lender shall receive only one (1) original), executed by Borrower and any other required Persons, as applicable.
     (b) Administrative Agent shall have received all searches required by Section 5.33.
     (c) Borrower and any Guarantor shall have complied and shall then be in compliance with all the terms, covenants and conditions of the Loan Documents.
     (d) There shall have occurred and be continuing no Default.

     (e) The representations and warranties contained in Article IV shall be true and correct.
     (f) Administrative Agent shall have received copies of all board of directors resolutions, consents of members and managers and consents of partners, as applicable, of each Borrower and Guarantor, and other action taken by Borrower and any Guarantor to authorize the execution, delivery and performance of the Loan Documents and the borrowing of the Loan under the Loan Documents, as well as the names and signatures of the officers of, members and managers of and partners, as applicable, of Borrower and Guarantor authorized to execute documents on its behalf in connection with the Loan, all as also certified as of the date of this Agreement by Borrower’s or Guarantor’s, as applicable, chief financial officer, or equivalent, and such other papers as Administrative Agent may require.
     (g) Administrative Agent shall have received (i) copies, certified as true, correct and complete by the applicable state of organization of each Borrower and Guarantor, of the certificate of incorporation, certificate of formation or certificate of limited liability partnership, as applicable, of each Borrower and Guarantor, with any amendments to any of the foregoing, (ii) copies, certified as true, correct and complete by an authorized officer, member or partner of each Borrower and Guarantor, of all other documents necessary for performance of the obligations of Borrower and Guarantor under this Agreement and the other Loan Documents, and (iii) certificates of good standing for each Borrower and Guarantor issued by the state of organization of each Borrower and Guarantor and by each state in which each Borrower and Guarantor is doing and currently intends to do business for which qualification is required.
     (h) Administrative Agent shall have received a written opinion of counsel for Borrower and any Guarantor, dated the date of this Agreement, in form and substance satisfactory to Administrative Agent and LaSalle Bank.
     (i) Administrative Agent and LaSalle Bank shall have received such financial statements, reports, certifications, and other operational information required to be delivered under this Agreement.
     (j) Administrative Agent (for the benefit of Lenders) shall have received all commitment fees provided for herein.
     (k) Any lockboxes, lockbox accounts or blocked accounts provided for herein or in any Loan Document shall have been established.
     (l) All of the obligations of Borrower to any prior lender (other than lenders pursuant to Borrowed Money permitted under Section 6.1) as in effect immediately prior to the Closing Date will be performed and paid in full from the proceeds of the initial advances under the Term Loan on the Closing Date and all Liens of any such prior lender on any property of Borrower in respect thereof will be terminated immediately upon such payment (pursuant to payoff letter(s) in form and substance satisfactory to Administrative Agent).
     (m) Administrative Agent and LaSalle Bank shall have received evidence satisfactory to such Person that the insurance policies required under Article V are in full force and effect, together with written evidence showing lender’s loss payable or additional insured clauses or endorsements in favor of Administrative Agent (and LaSalle Bank, or for the benefit of each Lender) as required under such section.
     (n) Administrative Agent shall have received a certificate of Borrower’s chief financial officer, dated the Closing Date, certifying that, and Borrower shall have satisfied, all of the conditions specified in this Section 3.1 have been fulfilled.
     (o) If Real Property constitutes any portion of the Collateral, Borrower shall have satisfied all of the following additional conditions:
          (1) The state of title to the Real Property shall be satisfactory to Administrative Agent and LaSalle Bank and Administrative Agent’s mortgages, deeds to secure debt or deeds of trust shall be insured by a mortgagee title insurance policy (or binding commitment therefor) in form and substance and from a title insurer acceptable to Administrative Agent and LaSalle Bank. Such title insurance policy shall be on an American Land Title Association (“ALTA”) form designated by Administrative Agent, shall specifically contain no exception as to survey matters or creditors rights, must contain affirmative coverage against mechanics’, contractors’, suppliers’ and/or materialmen’s liens, filed or unfiled, must affirmatively insure that the security instrument is a valid first lien against the fee simple, marketable estate, insuring Administrative Agent (for the benefit of the Lenders) for a sum not less than the maximum principal amount of all financing secured thereby and must contain such endorsements as may be required by Administrative Agent and LaSalle Bank (including, but not limited to, endorsements covering zoning (ALTA 3.1), variable interest rates, revolving credit, no violations of covenants, conditions and restrictions, street address, no usury violation, environmental liens, tie-in, access, contiguity, encroachment, tax parcel, doing business, mortgage tax, first loss and last dollar, each to the extent available under applicable law). Fee simple title to the Real Property and to the fixtures, equipment, furniture and personal property encumbered by the Loan Documents shall be marketable, and free and clear of all defects, liens, encumbrances, security interests, assessments, restrictions and easements which are not acceptable to and approved in writing by Administrative Agent. If access to the Real Property is by means of easements or leases, said easements or leases shall be satisfactory in form and substance to Administrative Agent, shall be insured under the mortgagee’s title insurance policy issued to Administrative Agent as part of the insured estate and shall not be subject to any prior liens, encumbrances, covenants or restrictions. All streets necessary to serve the property for the use represented by Borrower shall have been completed and shall be serviceable and all streets to be dedicated shall have been dedicated and accepted for public use and maintenance. A search of the state and local public records shall disclose no conditional sales contracts, chattel mortgages, leases of personalty, financing statements or title retention agreements filed and/or recorded against the Borrower or the property other than Permitted Liens.
          (2) Administrative Agent shall have received the following, all in form and substance satisfactory to Administrative Agent and LaSalle Bank in their sole and absolute discretion, prior to any disbursement of the Term Loan:
               (a) such property appraisals, property as-built surveys complying in all respects with the “Minimum Standard Detail requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted in 1999 by ALTA, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors, and meeting the accuracy requirements of an urban survey, and including items 1 through 16 of Table A thereof (except for item 5 relating to contours of the land), environmental reports (prepared by an independent professional environmental consultant approved by Administrative Agent), physical and structural inspection reports and other third party reports as Administrative Agent shall deem necessary or appropriate;
               (b) evidence that the Real Property and all improvements thereon comply with applicable codes, regulations and ordinances, are zoned for their current use, are structurally sound, are adequately served by public utilities, are completed free of mechanics and materialmens liens, are not the subject to any pending or threatened litigation, are not the subject of any pending or threatened condemnation proceeding and have not been damaged by fire or other casualty;
               (c) copies of all Commercial Leases pertaining to the Real Property; and
               (d) such other documents and materials as Administrative Agent or LaSalle Bank shall deem necessary or appropriate.
          (3) The Real Property shall be owned by Borrower and shall not be the subject of any transaction whereby the legal or beneficial title to all or any part thereof shall be transferred to anyone other than the Borrower.
          (4) All real estate taxes and assessments, special or otherwise, which are due and payable must be paid in full on or before Closing. Borrower shall submit to Administrative Agent prior to Closing copies of all recent real estate tax bills, with proof of payment, together with evidence that the mortgaged premises is a separately identifiable tax lot.
          (5) Administrative Agent shall have received evidence satisfactory to Administrative Agent that the Real Property is not within a special flood hazard area and is not eligible for flood insurance under the U. S. Flood Disaster Protection Act of 1973, as amended.
          (6) All non-residential Tenants of the Real Property shall have executed and delivered to Administrative Agent subordination and attornment agreements and estoppel certificates in form and substance satisfactory to Administrative Agent and all Commercial Leases shall be in full force and effect without default, defense, recoupment or setoff.
          (7) Administrative Agent and LaSalle Bank shall have received and approved one or more Appraisals of the Real Property (including the personal property and business value of the Location thereon) confirming an aggregate appraised value of no less than Eighty Seven Million Five Hundred Thousand Dollars ($87,500,000).
     (p) UCC Financing Statements, as requested by the Administrative Agent, naming each Borrower as debtor and the Administrative Agent (for the benefit of the Lenders) as secured party with respect to the Collateral shall have been filed in each jurisdiction reasonably required by Administrative Agent.

     (q) True, correct and complete copies of the fully-executed Acquisition Documents (including, to the extent requested, all Exhibits and Schedules thereto) shall have been delivered to Administrative Agent and LaSalle Bank.
     (r) The capitalization of the Borrower shall be satisfactory to the Administrative Agent and LaSalle Bank after consummation of the Acquisitions, and the transactions contemplated by the Acquisition Agreement shall have closed and funded concurrently with the transactions contemplated by this Agreement.
     (s) Delivery, performance and satisfaction, in the sole discretion of Administrative Agent and LaSalle Bank, of all other items set forth in that certain commitment letter dated March 14, 2005 (including, without limitation, each of the terms and conditions set forth in that certain Term Sheet dated February 4, 2005 and the “Additional Terms and Closing Conditions” attached thereto) accepted by Tandem Health Care, Inc. on behalf of Borrower and made in favor of each Lender.
     Section 3.2. Conditions Precedent to Advances. Notwithstanding any other provision of this Agreement, no advances or other extensions of credit under the Term Loan shall be disbursed under this Agreement unless the following conditions have been satisfied or waived immediately before such disbursement:
     (a) The representations and warranties on the part of Borrower contained in Article IV of this Agreement shall be true and correct in all respects at and as of the date of disbursement or advance, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date and except that the references in Section 4.7 to financial statements shall be deemed to be a reference to the then most recent annual and interim financial statements of Borrower furnished to Administrative Agent pursuant to Section 5.1).
     (b) No Default shall have occurred and be continuing or would result from the making of the disbursement or advance.
     (c) No Material Adverse Effect shall have occurred and be continuing since the date of this Agreement.
     The request and acceptance by Borrower of the proceeds of any advance in respect of the Term Loan shall be deemed to constitute, as of the date of such request and as of the date of such acceptance, (i) a representation and warranty by Borrower that all of the conditions in this Section 3.2 have been satisfied and (ii) a restatement by Borrower of each and every of the representations and warranties made by it in any Loan Document and a reaffirmation by Borrower of the granting and continuance of Administrative Agent’s Liens in the Collateral under the Loan Documents (for the benefit of the Lenders).
     Notwithstanding anything in this Agreement to the contrary, Administrative Agent may or at the direction of Required Lenders shall terminate its respective funding obligations under this Agreement without notice upon or after the occurrence of an Event of Default.

     Section 3.3. Closing. Subject to the conditions of this Article III, the Loan shall be made available on the date as is mutually agreed by the parties (the “Closing Date”) at such time as may be mutually agreeable to the parties upon the execution of this Agreement (the “Closing”) at such place as may be requested by Administrative Agent .
     Section 3.4. Waiver of Rights. By completing the Closing under this Agreement, or by making advances under the Loan, no Lender nor Administrative Agent shall be deemed to have waived a breach of any representation or warranty of Borrower under this Agreement or under any other Loan Document, and all of Administrative Agent’s and such Lender’s claims and rights resulting from any breach or misrepresentation by Borrower are specifically reserved by Administrative Agent and the Lenders.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Each entity comprising Borrower represents and warrants on a joint and several basis to Administrative Agent and each Lender, and shall be deemed to represent and warrant on each day on which any advance or accommodation in respect of the Term Loan is requested or made or any Obligations shall be outstanding under this Agreement, that (and each of the following representations and warranties shall survive the execution and delivery of this Agreement):
     Section 4.1. Subsidiaries. Borrower has no Subsidiaries.
     Section 4.2. Organization and Good Standing. Borrower is a limited liability company, duly organized, validly existing, and in good standing under the Laws of its state of formation, is in good standing as a foreign limited liability company, in each jurisdiction in which the character of the properties owned or leased by it therein or the nature of its business makes such qualification necessary, except where the failure to qualify would not have a Material Adverse Effect, has the limited liability company power and authority to own its assets and transact the business in which it is engaged, and has obtained all certificates, licenses and qualifications required under all Laws or orders of public authorities necessary for the ownership and operation of all of its properties and transaction of all of its business, all of which are in the name of Borrower, except where the failure to do so would not have a Material Adverse Effect. Borrower’s jurisdiction of organization and organizational identification number (if any) are listed on Schedule 4.2 of the Information Certificate and its exact legal name (as set forth on the public record of such jurisdiction of organization which shows Borrower to have been organized) is as set forth in the signature blocks to this Agreement.
     Section 4.3. Authority. Borrower has full limited liability company power and authority to enter into, execute, and deliver this Agreement and to perform its obligations under this Agreement, to borrow the Loan, to execute and deliver the Notes, and to incur and perform the obligations provided for in the Loan Documents, all of which have been duly authorized by all necessary limited liability company action. No consent or approval of members or managers of, or lenders to, Borrower and no consent, approval, filing (other than the recording of the Mortgages and the filing of UCC financing statements to perfect the Administrative Agent’s security interest in the Collateral for the benefit of the Lenders) or registration with any

Governmental Authority is required as a condition to the validity of the Loan Documents or the performance by Borrower of its obligations under the Loan Documents, except for such consents or approvals as have been obtained.
     Section 4.4. Binding Agreement. This Agreement and all other Loan Documents constitute, and the Notes, when issued and delivered pursuant to this Agreement for value received, will constitute, the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.
     Section 4.5. Litigation. Except as disclosed in Schedule 4.5 of the Information Certificate, there are no actions, suits, proceedings or investigations pending or threatened against Borrower before any court or arbitrator or before or by any Governmental Authority (a) with respect to any of the Loan Documents or any of the transactions contemplated thereby, or (b) which, in any one case or in the aggregate, if determined adversely to the interests of Borrower, could reasonably be expected to have a Material Adverse Effect. Borrower is not in default with respect to any order of any court, arbitrator, or Governmental Authority applicable to Borrower or its properties which default could reasonably be expected to have a Material Adverse Effect.
     Section 4.6. No Conflicts. The execution and delivery by Borrower of this Agreement and the other Loan Documents do not, and the performance of its obligations under the Loan Documents will not, violate, conflict with, constitute a default under, or result in the creation of a Lien or encumbrance upon the property of Borrower (other than for the benefit of Administrative Agent for the ratable benefit of Lenders) under: (a) any provision of Borrower’s certificate of formation or operating agreement, (b) any provision of any law, rule, or regulation applicable to Borrower, (c) any indenture or other material agreement or instrument to which Borrower is a party or by which Borrower or its property is bound, or (d) any judgment, order or decree of any court, arbitration tribunal, or Governmental Authority having jurisdiction over Borrower which is applicable to Borrower.
     Section 4.7. Financial Condition. The financial statements of Borrower which have been or shall hereafter be delivered or furnished to Administrative Agent and each Lender do and will fairly present the financial condition of Borrower and the results of its operations and changes in financial condition as of the dates and for the periods referred to, and have been prepared in accordance with GAAP. There are no material unrealized or anticipated liabilities, direct or indirect, fixed or contingent, of Borrower as of the dates of such financial statements which are not reflected in such financial statements or in the notes to such financial statements. There has been no Material Adverse Effect since the date of the last financial statement delivered to Administrative Agent and each Lender. Borrower hereby represents and warrants that the federal tax identification number and fiscal year of each entity comprising the Borrower is as described on Schedule 4.7 of the Information Certificate. The foregoing notwithstanding all unaudited financial statements furnished or to be furnished to the Administrative Agent and Lenders by or on behalf of Borrower are not and will not be prepared in accordance with GAAP to the extent that such financial statements (a) are subject to cost report and other year-end audit adjustments, (b) do not contain footnotes, (c) were prepared without physical inventories, (d) are not restated for subsequent events, (e) may not contain a statement of construction in process, and (f) may not fully reflect the following liabilities: (i) vacation, holiday and similar accruals and accruals in respect of any self insurance program, if applicable, (ii) liabilities payable in connection with workers’ compensation claims, (iii) liabilities payable to any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) maintained by Borrower or its Affiliates on account of Borrower’s employees, (iv) federal, state and local income or franchise taxes and (v) bonuses of a reasonable amount payable to certain employees (collectively, the “GAAP Exceptions”). With respect to the senior housing/skilled nursing homes purchased in the Acquisition, the Seller’s balance sheets as of December 31, 2004, and the related statements of the Seller’s income and retained earnings for the fiscal periods then ended, respectively, copies of which have been furnished to the Administrative Agent and Lenders, to the best of Borrower’s knowledge, fairly present in all material respects the Seller’s financial condition at such date and the results of the Seller’s operations for the periods ended on such dates, all in accordance with GAAP, consistently applied, except for the GAAP Exceptions.
     Section 4.8. No Default. Borrower is not in default under or with respect to any obligation in any respect which could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.
     Section 4.9. Title to Properties.
     (a) Borrower has good, marketable and indefeasible title to, rights in and the power to transfer its properties and assets, including the Collateral and the properties and assets reflected in the financial statements described in Section 4.7 and in any title insurance policies issued to Administrative Agent (for the benefit of the Lenders), subject to no Lien, mortgage, pledge, encumbrance or charge of any kind, other than Permitted Liens. Borrower has not agreed or consented to cause any of its properties or assets whether owned now or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to any Lien, mortgage, pledge, encumbrance or charge of any kind other than Permitted Liens. All of the Collateral, and all other property and assets of Borrower that are necessary to the conduct of Borrower’s business, is owned by Borrower or the rights to same are held by Borrower in its name, and none of the Collateral, or any such property or assets are owned or the rights thereto held in the name of any other entity.
     (b) The Real Property constitutes all of the real property owned, leased or used by Borrower in its business and Borrower will not execute any material agreement or contract in respect to such real estate after the date of this Agreement without giving Administrative Agent prompt written notice thereof.
     Section 4.10. Taxes. Except for any contests complying with the provisions of Section 5.6 hereof, Borrower has filed, or has obtained extensions for the filing of, all federal, state and other tax returns which are required to be filed, and has paid all taxes shown as due on those returns and all assessments, fees and other amounts due as of the date of this Agreement. All tax liabilities of Borrower are adequately provided for on Borrower’s books. No tax liability has been asserted by the Internal Revenue Service or other taxing authority against Borrower for taxes in excess of those already paid.
     Section 4.11. Securities and Banking Laws and Regulations.

     (a) The use of the proceeds of the Loan and Borrower’s issuance of the Notes will not directly or indirectly violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation Regulations U, T or X of the Board of Governors of the Federal Reserve System. Borrower is not engaged in the business of extending credit for the purpose of the purchasing or carrying “margin stock” within the meaning of those regulations. No part of the proceeds of the Loan under this Agreement will be used to purchase or carry any margin stock or to extend credit to others for such purpose.
     (b) Borrower is not an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of that Act.
     Section 4.12. ERISA. No employee benefit plan (a “Plan”) subject to the Employee Retirement Income Security Act of 1974 and the rules and regulations issued pursuant thereto, as amended (collectively, “ERISA”), that is maintained by Borrower or under which Borrower could have any material liability under ERISA (other than with respect to a Multi-Employer Plan) (a) has failed to meet minimum funding standards established in Section 302 of ERISA, (b) has failed to substantially comply with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, or (c) has engaged in or been involved in a prohibited transaction (as defined in ERISA) under ERISA or under the Internal Revenue Code. Neither Borrower nor any member of a Controlled Group that includes Borrower has assumed, or received notice of a claim asserted against Borrower or another member of the Controlled Group for, withdrawal liability (as defined in the Multi-Employer Pension Plan Amendments Act of 1980, as amended) with respect to any multi-employer pension plan. Borrower has timely made when due all contributions with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a material claim against Borrower for withdrawal liability with respect to any multi-employer pension plan in which Borrower participates.
     Section 4.13. Compliance with Laws. Except as described in Schedule 4.13 of the Information Certificate, Borrower is not in violation of any Laws (including, without limitation, Healthcare Laws or any statute, rule or regulation relating to employment practices or to environmental, occupational and health standards and controls) except for violations which would not reasonably be expected to have a Material Adverse Effect. Borrower has obtained all licenses, permits, franchises, and other governmental authorizations necessary for the ownership of its properties and the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar Governmental Authority and is in full compliance with all applicable rules and regulations of such commissions.
     Section 4.14. Environmental Matters. No use, exposure, release, generation, manufacture, storage, treatment, transportation or disposal of Hazardous Material has occurred or is occurring on or from any Real Property, or off any Real Property, as a result of any action of Borrower, except in material compliance with applicable Environmental Laws or except as described in the Information Certificate. All Hazardous Material used, treated, stored, transported to or from, generated or handled at the Real Property, or off the Real Property by Borrower, has been disposed of on or off the Real Property by or on behalf of Borrower in material compliance with applicable Environmental Laws. There are no underground storage tanks, except as described in the Information Certificate or in the Environmental Reports (as herein defined), present on or under the Real Property owned or leased by Borrower. To the best of each Borrower’s knowledge except as set forth in the Environmental Reports, no other environmental, public health or safety hazards exist with respect to the Real Property. Borrower has provided to Administrative Agent and Lenders copies of all non-privileged, existing environmental reports, reviews and audits in Borrower’s possession with respect to the Real Property (collectively, the “Environmental Reports”) and all other non-privileged, written information in Borrower’s possession pertaining to the actual or potential Environmental Liabilities of Borrower.
     Section 4.15. Places of Business. As of the Closing Date, the only places of business of Borrower, and the places where it keeps and intends to keep the Collateral and records concerning the Collateral, are at the addresses set forth in Schedule 4.15 of the Information Certificate. Schedule 4.15 of the Information Certificate also lists the owner of record of each such property. Borrower’s Chief Executive Office is located in the state and at the address shown in the Information Certificate.
     Section 4.16. Intellectual Property. Borrower exclusively owns or possesses all the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, licenses, and rights with respect to the foregoing (collectively, “Intellectual Property”) necessary for the current and planned future conduct of its business, without any conflict with the rights of others. A list of all such Intellectual Property (indicating the nature of Borrower’s interest), as well as all outstanding franchises and licenses given by or held by Borrower, is set forth in Schedule 4.16 of the Information Certificate. Borrower is not in default of any obligation or undertaking with respect to such Intellectual Property or rights except where such default would not reasonably be expected to have a Material Adverse Effect. Borrower is not infringing on any Intellectual Property rights of others except where such default would not reasonably be expected to have a Material Adverse Effect and the Borrower is not aware of any infringement by others of any such rights owned by Borrower.
     Section 4.17. Capitalization. The authorized equity securities (whether capital stock, partnership or membership interests or otherwise) of each entity comprising Borrower are as set forth in Schedule 4.17 of the Information Certificate. Tandem Health Care, Inc. legally and beneficially owns all of the issued and outstanding Stock of each Borrower. All issued and outstanding equity securities of the Borrower are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens or pledges other than those in favor of Administrative Agent (for the benefit of Lenders), and such equity securities were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Schedule 4.17 of the Information Certificate accurately states (a) for any of the Borrower’s Stock that is publicly traded, the holders of such Stock in excess of five percent (5%) of all such Stock on a fully diluted basis as of the execution date of this Agreement and the percentage of such holder’s fully diluted ownership of such Stock, and (b) for any of the Borrower’s Stock that is not publicly traded, all holders of such Stock and the percentage of such holder’s fully diluted ownership of such Stock. No shares of the equity securities of Borrower, other than those described above, are issued and outstanding. Except as provided in Schedule 4.17 of the Information Certificate, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower of any equity securities of Borrower.
     Section 4.18. Material Facts. Neither this Agreement nor any other Loan Document nor any other agreement, document, certificate, or statement furnished to Administrative Agent or any Lender by or on behalf of Borrower or any Guarantor in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained in this Agreement or other Loan Document not misleading. There is no fact known to Borrower that would reasonably be expected to have a Material Adverse Effect.
     Section 4.19. Investments, Guarantees, and Certain Contracts. Borrower does not own or hold any equity or long-term debt investments in, have any outstanding advances (other than to employees in the ordinary course of business consistent with past practices) to, have any outstanding guarantees for the obligations of, or have any outstanding borrowings from, any Person, except as described on Schedule 4.19 of the Information Certificate. Borrower is not a party to any contract or agreement, or subject to any corporate restriction, which would reasonably be expected to have a Material Adverse Effect.
     Section 4.20. Business Interruptions. There are no pending or threatened labor disputes, strikes, lockouts, or similar occurrences or grievances against Borrower or its business which would reasonably be expected to have a Material Adverse Effect.
     Section 4.21. Names. Within five (5) years before the date of this Agreement, Borrower has not conducted business under or used any other name (whether corporate name, trade name or assumed name) other than as shown on Schedule 4.21 of the Information Certificate. Borrower is the sole owner of all names listed on Schedule 4.21 of the Information Certificate and any and all business done and invoices issued in such names are Borrower’s sales, business, and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate Person or independent Affiliate. To the Borrower’s best knowledge after due inquiry, the Seller has not used any name (including, without limitation, any tradename, assumed name, division name or any similar name), other than as set forth on Schedule 4.21 of the Information Certificate.
     Section 4.22. Joint Ventures. Borrower is not engaged in any joint venture or partnership with any other Person, except as set forth on Schedule 4.22 of the Information Certificate.
     Section 4.23. Solvency. Both before and after giving effect to the transactions contemplated by the Loan Documents, and as of the date each advance or other accommodation in respect of the Term Loan is made, Borrower and Guarantor are Solvent.
     Section 4.24. Government Contracts. Except as set forth in Schedule 4.24 of the Information Certificate and except for Government Contracts for which Borrower has given

Administrative Agent or Lenders written notice in accordance with Section 5.30, no Borrower is a party to any contract or agreement (including, but not limited to, any Lease) that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.
     Section 4.25. OFAC. Neither Borrower, nor any Guarantor, nor any beneficial owner of Borrower or any Guarantor, is currently listed on the OFAC Lists.
     Section 4.26 Real Estate Ownership. The sole business of the Borrower is to own the Real Property and to lease the Real Property to the respective Operators pursuant to the Leases.
     Section 4.27 Document Delivery. The Borrower has delivered true, correct and complete copies of the fully-signed Acquisition Documents and the Leases to the Administrative Agent on or prior to the Closing Date. To Borrower’s knowledge, no party to the Acquisition Agreements is in default or breach thereunder.
     Section 4.28 Acquisition. On the Closing Date and concurrently with the making of the Term Loan hereunder, the Acquisition intended to be consummated on the Closing Date will have been consummated in accordance with the terms of the Acquisition Agreements and the other relevant Acquisition Documents and in accordance with all applicable laws. All consents and approvals of, and filings and registrations with, and all other actions by, any governmental entity and (except where the failure to obtain or make the same could not reasonably be expected to have an adverse effect on the Acquisition or any portion thereof or a Material Adverse Effect) each other Person required in order to make or consummate the Acquisition have been obtained, given, filed or taken and are or will be in full force and effect.
     Section 4.29 Representations and Warranties in Acquisition Documents. All representations and warranties made by the Borrower in the Acquisition Documents and, to the best of the Borrower’s knowledge after due inquiry, and except as disclosed in the Disclosure Schedules of the Acquisition Agreement, all representations made by each other Person in such agreements and documents, are true and correct in all material respects. None of such representations and warranties are inconsistent in any material respect with the representations and warranties of the Borrower made herein or in any other Loan Document.
     Section 4.30 Consideration. The Borrower acknowledges that it desires to have this Agreement and the Loan Documents to which the Borrower is a party cross-collateralized and cross-defaulted with the Affiliated Loan Documents and have the Collateral and the Mortgages serve as collateral for the “Obligations” pursuant to the Affiliated Loan Documents as well as the Obligations hereunder. The Borrower and the Operators are each wholly-owned subsidiaries of Tandem, and are Affiliates of each other. The Operators will operate certain senior housing/skilled nursing homes, in part with working capital made available by Administrative Agent and one or more other Lenders pursuant to the Affiliated Loan Documents. The Operators will pay certain rent to the Borrower in connection with the lease of the Real Property by the Borrower to the Operators. The Borrower will derive substantial direct and indirect benefit (financial and otherwise) from funds made available to the Operators pursuant to the Affiliated Loan Documents, and it is and will be to the Borrower’s advantage to assist the Operators in procuring such funds from such Lenders. The Borrower desires to induce the Lenders and the Administrative Agent to enter into the Affiliated Loan Documents with the Operators.
ARTICLE V
AFFIRMATIVE COVENANTS
     Each entity comprising Borrower covenants and agrees on a joint and several basis that for so long as Borrower may borrow under this Agreement and until payment and performance in full of the Obligations (unless the Administrative Agent shall otherwise expressly consent in advance in writing):
     Section 5.1. Financial Statements and Collateral Reports. Borrower will furnish to Administrative Agent and LaSalle Bank the following financial information and reports:
     (a) a collections report and accounts receivable aging schedule for Borrower and the Operators on a form acceptable to Administrative Agent within forty-five (45) days after the end of each calendar month or, if earlier, within fifteen (15) days of Administrative Agent’s request, which shall include, but not be limited to, a report of collections received;
     (b) upon request of Administrative Agent, payables aging schedules of Borrower and the Operators within forty-five (45) days after the end of each calendar month;
     (c) within forty-five (45) days of the end of each calendar month, (i) internally prepared monthly financial statements for Borrower prepared in accordance with GAAP (including income statements, balance sheets and operating cash flow statements for each Location showing actual sources and uses of cash during the preceding month and fiscal year-to-date, each in comparison to the same month and year-to-date for the prior fiscal year), accompanied by management analysis and actual vs. budget variance reports for each Location, and (ii) if the Borrower operates any Locations which are residence facilities, a census report detailing the number of beds at the applicable Location which are occupied and paying applicable Medicare, Medicaid or commercial insurer reimbursable rates for each day during the preceding month, with such additional detail and information as Administrative Agent shall request;
     (d) within forty-five (45) days of the end of each calendar quarter, each of the statements and information described in the preceding section, prepared separate for both Borrower and Guarantor;
     (e) promptly upon request by Administrative Agent, copies of all cost reports filed with Medicare or Medicaid;
     (f) annual audited financial statements on a consolidated basis for Guarantor (Tandem Health Care, Inc.) prepared by a firm of independent public accountants of nationally recognized standing satisfactory to Administrative Agent, together with the supporting consolidating statements for the individual Borrower, together with a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual financial statements by such accountants, they have not become aware of any Default or Event of

Default that has occurred and is continuing or, if they have become aware of any such event, describing it and the steps, if any, being taken to cure it, within one hundred thirty-five (135) days after the end of each of Borrower’s Fiscal Years;
     (g) to the extent prepared by Borrower, annual projections, profit and loss statements, balance sheets, and cash flow reports for each fiscal year, fifteen (15) days after preparation of such projections or statements, but in no event later than January 31st of the same Fiscal Year;
     (h) internally prepared annual financial statements for Borrower within sixty (60) days after the end of each of Borrower’s Fiscal Years;
     (i) promptly upon receipt thereof, copies of any reports submitted to Borrower by the independent accountants in connection with any interim audit of the books of Borrower and copies of each management control letter provided to Borrower by independent accountants;
     (j) promptly upon request by Administrative Agent, evidence satisfactory to Administrative Agent that all federal and state taxes, including, without limitation payroll taxes, that are due have been paid in full;
     (k) promptly upon request by Administrative Agent, copies of any survey results from any Governmental Authority;
     (l) within forty-five (45) days after the end of every calendar quarter, (i) a Compliance Certificate in the form attached hereto as Schedule F for such quarter and (ii) if requested by Administrative Agent, back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Administrative Agent shall reasonably require) evidencing any calculation included on such Compliance Certificate;
     (m) within ten (10) days after Administrative Agent’s request, a written statement, duly acknowledged by Borrower and Guarantor, setting forth the sums outstanding hereunder according to Borrower’s and Guarantor’s books and records and any right of set-off, counterclaim or other defense that exists against such sums and Borrower’s or Guarantor’s obligations under the Loan Documents;
     (n) promptly upon such information becoming available, a summary of all purchase price and other monetary adjustments that are made pursuant to any of the Acquisition Documents; and
     (o) such additional information, reports or statements regarding the Borrower or Guarantor as Administrative Agent or any Lender may from time to time reasonably request.
     Annual financial statements shall set forth in comparative form figures for the corresponding periods in the prior fiscal year. All financial statements shall include a balance sheet and statement of earnings and shall be prepared in accordance with GAAP. All reports required under this Section 5.1 shall be certified in writing by Borrower’s Chief Financial Officer as true, complete and correct in all material respects.

     Borrower shall cause Guarantor to provide Administrative Agent and each Lender with Guarantor’s (i) annual Federal Income Tax Returns promptly upon request, (ii) for fiscal year 2005 and thereafter, annual audited financial statements within one hundred thirty-five (135) days after each fiscal year, and (iii), internally prepared quarterly financial statements within forty-five (45) days following the end of each calendar quarter.
     Section 5.2. Payments Under this Agreement. Borrower will make all payments of principal, interest, fees, and all other payments required under this Agreement and under the Loan, and under any other agreements with Administrative Agent (for the ratable benefit of Lenders) to which Borrower is a party, as and when due. All items required to be furnished under this Agreement or the other Loan Documents shall be furnished without cost to Administrative Agent and each Lender, to the extent required hereunder. To the extent that any sums are received by Administrative Agent from insurance proceeds, condemnation proceeds, or the fulfillment by Borrower of some other covenant under any Loan Documents, and such sums are applied by Administrative Agent to the principal balance of the Notes, the amount of the regular monthly payments under the Notes shall continue to be the amount provided for herein without adjustment for the principal prepayment, if any.
     Section 5.3. Existence, Good Standing, and Compliance with Laws. Borrower shall comply with the requirements of all applicable Laws and requirements of governmental authorities (including Environmental Laws and ERISA and the rules and regulations thereunder), except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. Borrower shall do or cause to be done all things necessary (a) to obtain and keep in full force and effect all corporate, limited liability company or limited liability partnership existence, rights, licenses, permits, certificates of needs, regulatory approvals, privileges, and franchises (collectively, “Permits”) of Borrower necessary to the ownership of its or their properties or the conduct of its or their businesses, and comply with all applicable current and future Laws of any Governmental Authority having or claiming jurisdiction over any of them, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) to maintain and protect the properties used or useful in the conduct of the operations of Borrower, in a prudent manner, including without limitation the maintenance at all times of such insurance upon its insurable property and operations as required by law or by the Loan Documents; and (c) to maintain all Permits free from restrictions or known conflicts which could materially impair their use or operation or cause the Permits to be provisional, probationary or restricted in any way.
     Section 5.4. Legality. The making of the Term Loan and each disbursement or advance under the Term Loan shall not be prohibited by any governmental order or regulation applicable to Borrower, and shall not violate any rule or regulation of any Governmental Authority, and necessary consents, approvals and authorizations of any Governmental Authority to or of any such disbursement or advance shall have been obtained.
     Section 5.5. Compliance With Anti-Terrorism Orders. Administrative Agent hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Administrative Agent’s policies and practices, the Administrative Agent is required to obtain, verify and record certain information and documentation that identifies each Borrower, which information includes the name and address of each Borrower and such other information that will allow the Administrative Agent to identify each Borrower in accordance with the Patriot Act. In addition, Borrowers shall (a) ensure that no Person who owns a controlling interest in or otherwise controls any Borrower is or shall be listed on the OFAC Lists, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act laws and regulations, as amended. Borrower shall not permit the transfer of any interest in Borrower to any Person (or any beneficial owner of such entity) who is listed on the OFAC Lists. Borrower shall not knowingly enter into a Lease with any party who is listed on the OFAC Lists. Borrower shall immediately notify Administrative Agent if Borrower has knowledge that any Guarantor, Manager or any member or beneficial owner of Borrower, Guarantor, Manager is listed on the OFAC Lists or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower shall immediately notify Administrative Agent if Borrower knows that any Tenant is listed on the OFAC Lists or (A) is convicted on, (B) pleads nolo contendere to, (C) is indicted on or (D) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.
     Section 5.6. Taxes and Charges. Borrower shall timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower, or its income or profits or upon its properties or any part thereof (collectively, “Charges”), before the same shall be in default and before the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies or otherwise (collectively, “Mechanics Claims”) which, if unpaid, might become a Lien or charge upon the properties or any part thereof of Borrower. Borrower shall have the right to contest, in good faith by appropriate proceedings, the amount or validity of any such Charges or Mechanics Claims so long as: (a) Borrower shall have set aside on its books adequate reserve therefor in accordance with GAAP; (b) Borrower’s title to, and its right to use, the Collateral is not adversely affected thereby and Administrative Agent’s Lien and priority on the Collateral (for the benefit of the Lenders) are not adversely affected, altered or impaired thereby; (c) Borrower has given prior written notice to Administrative Agent of Borrower’s intent to so contest or object to any such Charges or Mechanics Claims; (d) such contest stays the enforcement or collection of the Charges and Mechanics Claims or any Lien created; and (e) in the case of real estate taxes or assessments or Mechanics Claims, Borrower has obtained an endorsement, in form and substance satisfactory to Administrative Agent, to the loan policy of title insurance issued to Administrative Agent insuring over any Lien created by such Charges or Mechanics Claims, or Borrower has deposited with Administrative Agent a bond or other security satisfactory to Administrative Agent in an amount sufficient to entirely eliminate any Lien for such Charges or Mechanics Claims as a Lien against the Real Property. Should any stamp tax, intangible tax, intangible recording tax or other tax (excluding income, franchise, gross receipts or similar taxes with respect to Administrative Agent or Lenders), now or hereafter become payable with respect to this Agreement or any of the other Loan Documents, Borrower will pay the tax before its due date and hold Administrative Agent and Lenders harmless from the cost of the tax. If Borrower fails to commence any contest permitted under this Section 5.6 or, having commenced to contest the same, and having deposited such security required by Administrative Agent for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge,

Administrative Agent may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Administrative Agent shall be deemed to constitute disbursements of the proceeds of the Term Loan hereunder (or such credit facility as Administrative Agent shall elect, including pursuant to the Affiliated Loan Documents), even if the total amount of disbursements would exceed the face amount of the Notes.
     Section 5.7. Insurance. Borrower shall carry adequate casualty, theft (including burglary, pilferage and loss in transit), business interruption, public liability, professional liability, automobile, employee dishonesty and workmen’s compensation insurance with responsible companies reasonably satisfactory to Administrative Agent in such amounts and against such risks as is customarily maintained by similar businesses and by owners of similar property in the same general area; provided, however, that Borrower shall, at a minimum, carry insurance of the kind and in the amounts shown in Schedule C hereto. Borrower shall deliver to Administrative Agent endorsements to all of its (a) casualty and business interruption insurance policies naming Administrative Agent (for the benefit of each Lender) as sole lender’s loss payee (and mortgagee to the extent the insurance pertains to Real Property), and (b) general liability and other liability policies naming Administrative Agent (for the benefit of each Lender) as an additional insured. Borrower shall direct all present and future insurers under its casualty policies of insurance to pay all proceeds payable thereunder (to the extent applicable to the Collateral) directly to Administrative Agent unless otherwise permitted hereunder.
     If any insurance proceeds are paid by check, draft or other instrument payable to Borrower and Administrative Agent jointly, Administrative Agent may endorse Borrower’s name thereon and do such other things as Administrative Agent may deem advisable to reduce the same to cash. Administrative Agent reserves the right at any time, upon review of Borrower’s risk profile, to require additional forms and limits of insurance to adequately protect Administrative Agent’s interests in accordance with Administrative Agent’s normal practice for similarly situated borrowers. Borrower shall, upon request by the Administrative Agent but no more frequently than once per Loan Year, cooperate with Administrative Agent in obtaining a report by a reputable insurance broker, satisfactory to Administrative Agent, with respect to Borrower’s insurance policies. Borrower shall not carry separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.7. Borrower shall timely pay all insurance premiums, and in any event prior to the expiration of any policy of insurance. Borrower shall, at least thirty (30) days prior to the expiration of any policies of insurance, furnish to Administrative Agent, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts required hereunder. The Borrower shall promptly notify Administrative Agent of any loss, damage, or destruction to the Collateral, whether or not covered by insurance. Administrative Agent is hereby authorized to collect all insurance proceeds in respect of the Collateral directly and to apply the same to the Obligations whether or not then due and payable unless otherwise set forth to the contrary herein. Administrative Agent is authorized and empowered, and Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact (such appointment is coupled with an interest), at its option, but, unless an Event of Default exists, subject to Borrower’s consent not to be unreasonably withheld, to make or file proofs of loss or damage and to settle and adjust any claim under insurance policies which insure against such risks, or to direct Borrower, in writing, to agree with the insurance carrier(s) on the amount to be paid in regard to such loss in accordance with the terms set forth in Section 8.6. Borrower shall not bring or keep any article on any Location or Real Property or cause or allow any condition to exist on it, if that could invalidate or would be prohibited by any insurance coverage required to be maintained by Borrower on the Locations or Real Property. Unless Borrower provides Administrative Agent with appropriate evidence of the insurance coverage required by this Agreement at least thirty (30) days prior to the expiration thereof, Administrative Agent may purchase insurance at Borrower’s expense to protect Administrative Agent’s interests in the Locations and Collateral (for the benefit of the Lenders) and to maintain the insurance required by this Agreement and any sums so expended by Administrative Agent shall be deemed advances to Borrower under the Term Loan (or such credit facility as Administrative Agent may elect, including pursuant to the Affiliated Loan Documents) and shall be immediately due and payable by Borrower. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Administrative Agent may not pay any claim made by Borrower or any claim that is made against Borrower in connection with any Collateral or Location or any required insurance policy. The effective date of coverage may be the date the prior coverage lapsed or the date on which Borrower failed to provide Administrative Agent proof of coverage. Borrower may later, but only with Administrative Agent’s prior written consent, cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with appropriate evidence, as determined by Administrative Agent, that Borrower has obtained insurance as required by this Agreement.
     Section 5.8. Information; Visits and Inspections. Borrower shall furnish to Administrative Agent and each Lender such information as Administrative Agent and each Lender may, from time to time, reasonably request with respect to the business or financial affairs of Borrower. Borrower shall also permit any officer, employee, agent or representative of Administrative Agent and each Lender, all at such times during regular business hours and as often as Administrative Agent and each Lender may reasonably require, to (a) visit and inspect any of the properties of Borrower or any other location where any of the Collateral is maintained at any time, (b) inspect, audit and make copies of or prepare extracts from Borrower’s minute books, books of account, journals, orders, receipts, correspondence, and other records, including management letters prepared by Borrower’s auditors, of Borrower, and make copies thereof or extracts therefrom, (c) discuss the business affairs, finances and accounts of Borrower with, and be advised as to the same by, the officers, employees and independent accountants Borrower, and (d) inspect the progress of any construction relating to any Real Property. Neither Administrative Agent nor any Lender has any duty, however, to visit or observe the Borrower or its properties or to conduct tests, and no site visit, observation or testing by Administrative Agent, any Lender its respective officers, employees, agents or representatives shall impose any liability on any of Administrative Agent, any Lender, its respective officers, employees, agents or representatives. Neither Borrower nor any other party is entitled to rely on any site visit, observation or testing by any of Administrative Agent, any Lender, its respective officers, employees, agents or representatives. Neither Administrative Agent, any Lender, its respective officers, employees, agents nor representatives owe any duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of any other adverse condition affecting the Borrower or its properties. Unless an Event of Default exists, Administrative Agent or, as applicable, such Lender, shall give Borrower reasonable notice before any requested site visit, inspection or other visit; provided, however, during the existence of an Event of Default, no such prior notice shall be required. Administrative Agent and Lenders shall make reasonable efforts to avoid interfering with Borrower’s use of the its properties in exercising any rights provided in this Section 5.8.
     Section 5.9. Maintenance of Property. Borrower shall maintain, keep and preserve all of its properties in good repair, working order and condition, normal wear and tear excepted, and from time to time make all necessary repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly conducted at all times.
     Section 5.10. Notification of Events of Default and Adverse Developments. Borrower promptly shall notify Administrative Agent and LaSalle Bank upon the occurrence of: (a) any Default; (b) any event, development or circumstance whereby the financial statements previously furnished to Administrative Agent fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of Borrower; (c) any judicial, administrative or arbitration proceeding pending against Borrower, and any judicial or administrative proceeding known by Borrower to be threatened against it which, if adversely decided, would reasonably be expected to have a Material Adverse Effect or to expose Borrower to uninsured liability of Two Hundred Fifty Thousand Dollars ($250,000) or more; (d) any default claimed by any other creditor for Borrowed Money of Borrower other than Administrative Agent; (e) a request to produce from, or the production of documents by Borrower with respect to the Real Property to, a Governmental Authority which would reasonably be expected to have a Material Adverse Effect; (f) any Lien arising against the Collateral (other than Permitted Liens); and (g) any other development in the business or affairs of Borrower which would reasonably be expected to cause a Material Adverse Effect; in each case describing the nature of the event or development. In the case of notification under clauses (a) and (b)), Borrower should set forth the action Borrower proposes to take with respect to such event.
     Section 5.11. Employee Benefit Plans. Other than with respect to a Multi-Employer Plan, Borrower shall (a) comply with the funding requirements of ERISA with respect to the Plans for its employees, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA; (b) furnish Administrative Agent, promptly after filing the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation, or the Internal Revenue Service with respect to all Plans, or which Borrower, or any member of a Controlled Group, may receive from such Governmental Authority with respect to any such Plans, and (c) promptly advise Administrative Agent of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any multi-employer pension plan in which it participates and shall promptly advise Administrative Agent: (x) upon its receipt of notice of the assertion against Borrower of a claim for withdrawal liability; (y) upon the occurrence of any event that could trigger the assertion of a claim for withdrawal liability against Borrower; and (z) upon the occurrence of any event that would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

     Section 5.12. Financing Statements. Borrower shall provide to Administrative Agent evidence satisfactory to Administrative Agent as to the due recording of UCC termination statements, releases of collateral, and shall cause to be recorded UCC financing statements in all places necessary to release all existing security interests and other Liens in the Personal Property (other than as expressly permitted by this Agreement) and to perfect and protect Administrative Agent’s first priority Lien and security interest in the Personal Property (for the ratable benefit of the Lenders), as Administrative Agent may request.
     Section 5.13. Financial Records. Borrower shall keep current and accurate books of records and accounts in all material respects in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.
     Section 5.14. Collection of Accounts. Borrower shall continue to diligently collect its Accounts in the ordinary course of business.
     Section 5.15. Places of Business. Borrower shall give thirty (30) days’ prior written notice to Administrative Agent of any change in the location of any of its places of business, of the places where its records concerning its Accounts are kept, of the places where the Personal Property is kept, or of the establishment of any new, or the discontinuance of any existing, places of business.
     Section 5.16. Business Conducted. Borrower shall continue in the business currently conducted by it using its commercially reasonable efforts to maintain its customers and goodwill. Borrower shall not engage, directly or indirectly, in any line of business substantially different from the business conducted by it as of the Closing Date, or engage in business or lines of business which are not reasonably related thereto.
     Section 5.17. Litigation and Other Proceedings. Borrower shall give prompt notice to Administrative Agent of any litigation, arbitration, or other proceeding before any Governmental Authority against or affecting Borrower if the amount claimed is more than Two Hundred Fifty Thousand Dollars ($250,000) or if adversely determined would reasonably be expected to constitute a Material Adverse Effect.
     Section 5.18. Bank Accounts. Borrower shall assign to Administrative Agent (for the benefit of the Lenders) all of Borrower’s depository and disbursement accounts into which collections of Accounts are deposited. Borrower shall not open any depository or disbursement accounts except upon prior written notice to Administrative Agent or as otherwise permitted in the Guaranty. With respect to Borrower’s principal depository account with LaSalle Bank, Borrower shall cause LaSalle Bank, Borrower and Administrative Agent to enter into a control agreement satisfactory to Administrative Agent and in any event sufficient to perfect a first lien and security interest in such account in favor of Administrative Agent (for the benefit of the Lenders).
     Section 5.19. Real Property. If any Borrower proposes to acquire a fee ownership interest in Real Property after the Closing Date, it shall first provide to Administrative Agent a mortgage or deed of trust granting Administrative Agent a first priority Lien on such Real

Property (for the benefit of the Lenders), together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Administrative Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Administrative Agent, in each case, in form and substance reasonably satisfactory to Administrative Agent. Borrower hereby represents and warrants that, as of the date hereof, Borrower has no ownership interests in any Real Property (other than occupancy leases) other than as stated in Schedule 5.19 of the Information Certificate. Borrower shall charge rent to the Operators pursuant to the Leases in an amount sufficient for Borrower at all times to pay the Obligations when due or declared due to the Administrative Agent and the Lenders as provided under this Agreement.
     Section 5.20. Post-Closing Obligations. If applicable, Borrower shall cause to be performed and completed, to Administrative Agent’s satisfaction, all of the obligations set forth on Schedule D hereto within the time periods set forth on Schedule D.
     Section 5.21. Officer’s Certificates. Together with the monthly and annual financial statements delivered pursuant to Section 5.1, Borrower shall deliver to Administrative Agent a certificate of its chief financial officer, in form and substance satisfactory to Administrative Agent, stating that such officer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under such officer’s supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the income statements being delivered to the date of the certificate, and that such review has not disclosed the existence during such period of any fact, event or circumstance that constitutes a Default, and if any such fact, event or circumstance existed during such period or now exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.
     Section 5.22. Capital Adequacy and Other Adjustments. If Administrative Agent or any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Administrative Agent or any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from Administrative Agent (on behalf of such Lender(s)) pay to Administrative Agent (for benefit of such Lender(s)) additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Administrative Agent or such Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.
     Section 5.23. Taxes.

     (a) No Deductions. Any and all payments or reimbursements made under the Loan Documents shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such taxes to the extent imposed on any Lender’s net income. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Administrative Agent or Lenders, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Administrative Agent and Lender receive an amount equal to the sum such Person would have received had no such deductions been made.
     (b) Changes in Tax Laws. If, subsequent to the initial advance under the Loan, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Administrative Agent or any Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:
               (A) does or shall subject Administrative Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or the other Loan Documents, or change the basis of taxation of payments to any Lender (or, as applicable, Administrative Agent) of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lenders and Administrative Agent); or
               (B) does or shall impose on Lenders or Administrative Agent any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;
and the result of any of the foregoing is to increase the cost to Lenders of making or continuing the Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Administrative Agent (for the benefit of Lenders), upon its demand, any additional amounts necessary to compensate Lenders (and, as applicable, Administrative Agent), on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Administrative Agent with respect to this Agreement or the other Loan Documents. If Administrative Agent or Lenders become entitled to claim any additional amounts pursuant to this subsection, Administrative Agent shall promptly notify Borrower of the event by reason of which such Lender or Administrative Agent has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence (including a calculation of such amounts) submitted by Administrative Agent (on behalf of Lender) to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.
     Section 5.24. Further Documentation; Loss of Notes. If any further documentation or information is (a) required by Administrative Agent or any Lender or any prospective transferee in connection with selling, transferring, delivering, assigning, or granting a participation in the Loan (or transferring the servicing of the Loan), or (b) deemed necessary or appropriate by

Administrative Agent to correct patent mistakes in the Loan Documents, materials relating to mortgagee’s land title insurance or the funding of the Loan, Borrower shall provide, or cause to be provided to Administrative Agent and Lender and, in the case of (b), at Borrower’s cost and expense, such documentation or information as Administrative Agent and Lender or any prospective transferee may reasonably request, provided, however, that Borrower shall not be required to do anything that has the effect of changing any material term of this Agreement. Upon notice from Administrative Agent of the loss, theft, or destruction of any of the Notes and upon receipt of indemnity reasonably satisfactory to Borrower from the applicable Lender, or in the case of mutilation of any of the Notes, upon surrender of the mutilated Note, Borrower shall make and deliver a new note of like tenor in lieu of the then to be superseded Note.
     Section 5.25. Compliance with Requirements of Prospective Transferee. Borrower shall reasonably cooperate with any prospective transferee or servicer of the Loan, in order to enable Administrative Agent or the applicable Lender or such transferee to sell, transfer, deliver, assign, or grant a participation in the Loan; provided, however, that Borrower shall not be required to do anything that has the effect of changing any material term of this Agreement.
     Section 5.26. Termination/Default of Contracts. Borrower shall notify Administrative Agent of any (a) default or event of default under, (b) termination of, or (c) failure of any party to renew, any of Borrower’s contracts (unless the default or event of default under, termination of or failure to renew such contract, as the case may be, could not reasonably be expected to have a Material Adverse Effect) as soon as reasonably possible (other than with respect to any notice of default, termination or failure to renew that originates with Borrower, which notice shall be sent concurrently to Administrative Agent). Notwithstanding anything in this Section to the contrary, no provision in this Section shall modify, reduce or otherwise affect Administrative Agent’s or any Lender’s rights hereunder or under any other Loan Document.
     Section 5.27. Landlord Agreements, Mortgagee Agreements and Real Estate Purchases. Upon the request of the Administrative Agent, Borrower shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any Location or other location where the Collateral, or the records relating to any of the Collateral and/or software and equipment relating to such records or Collateral, is stored or located, in a form mutually acceptable to Administrative Agent and Borrower or other agreement or letter reasonably satisfactory in form and substance to Administrative Agent.
     Section 5.28. Financial Covenants. Borrower shall comply with and shall not breach any of the financial covenants set forth in Schedule A. For purposes of Section 10.1, a breach of a financial covenant set forth in Schedule A shall be deemed to have occurred as of any date reasonably determined by Administrative Agent in good faith or as of the last day of any specified measurement period, regardless of when the financials statements or other reports reflecting such breach are delivered to Administrative Agent.
     Section 5.29. Management Fees. Borrower shall cause the Manager(s) to enter into a subordination agreement, in form and substance satisfactory to Administrative Agent (“Subordination of Management Agreement”), pursuant which (a) all compensation due to such Manager is subordinated in right and time of payment to all Obligations of Borrower hereunder, and (b) Administrative Agent has the right to terminate the engagement of such manager upon or following any Default hereunder. Borrower shall further assign to Administrative Agent, pursuant to an assignment agreement in form and substance satisfactory to Administrative Agent, all of Borrower’s right, title and interest in and to any management agreement pertaining to any Location.
     Section 5.30. Government Contracts. For any Government Contract, Borrower agrees to comply with the following covenants and procedures:
     (a) The Borrower shall give Administrative Agent written notice of the Borrower’s execution of or receipt of an award of a Government Contract (within thirty (30) days after such Government Contract is awarded or executed, whichever is earlier);
     (b) If requested by Administrative Agent, the Borrower shall execute and deliver to Administrative Agent, within ten (10) days of Administrative Agent’s request, a separate assignment of the Government Contract in form and content satisfactory to Administrative Agent and using forms provided by Administrative Agent;
     (c) Administrative Agent shall have the right to send to the Account Debtor in respect of such Government Contract such notices, and request such acknowledgments of the Account Debtor, as Administrative Agent deems necessary to cause such Account Debtor to recognize the assignment of the Accounts and payment rights in respect thereof to Administrative Agent, as the first and only claim against such Accounts, in accordance with the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law. Borrower shall cooperate with Administrative Agent in sending and procuring such notices and acknowledgments; and
     (d) No Borrower shall suffer or permit to exist any claim against Accounts under a Government Contract, other than claims of Administrative Agent.
     Section 5.31. Lien Documents; Collateral Generally.
     (a) At Closing and thereafter as Administrative Agent deems necessary in its discretion, Borrower shall execute and deliver to Administrative Agent, or have executed and delivered (all in form and substance reasonably satisfactory to Administrative Agent in its discretion) any agreements, documents, instruments, and writings deemed necessary by Administrative Agent or as Administrative Agent may otherwise reasonably request from time to time in its discretion to evidence, perfect, or protect Administrative Agent’s Lien and security interest in the Collateral (for the benefit of the Lenders) required under this Agreement.
     (b) Borrower shall bear the risk of loss on all Collateral, regardless of whether such Collateral is in the possession or control of Borrower, Administrative Agent, any Lender, a bailee or any other Person.
     (c) Administrative Agent is hereby authorized to file financing statements naming each Borrower as debtor, in accordance with the UCC, and if necessary, to the extent applicable, to otherwise file financing statements without such Borrower’s signature if permitted by law. Each Borrower hereby authorizes Administrative Agent to file all financing statements and amendments to financing statements describing the Collateral in any filing office as Administrative Agent, in its discretion may reasonably determine. Each Borrower agrees to comply with the requirements of all federal and state laws and requests of Administrative Agent in order for Administrative Agent to have and maintain a valid and perfected first security interest in the Collateral (for the benefit of the Lenders) including, without limitation, executing and causing any other Person to execute such documents as Administrative Agent may require to obtain control (as defined in the UCC) over Borrower’s principal deposit account with LaSalle Bank, electronic chattel paper, letter of credit rights, commercial tort claims and investment property to the extent a Lien is granted to Administrative Agent on such items under the Loan Documents. Each Borrower, by joining in the Loan Documents, specifically joins in this Section as if this Section were a part of each Loan Documents executed by the Borrower.
     (d) Borrower shall do and hereby authorizes Administrative Agent to do anything further that may be lawfully required by Administrative Agent to secure Administrative Agent and effectuate the intentions and objects of this Agreement, including but not limited to the execution and delivery of lockbox agreements, continuation statements, amendments to financing statements, and any other documents required under this Agreement;
     (e) At Administrative Agent’s request, Borrower shall immediately deliver to Administrative Agent all items of Collateral for which Administrative Agent must receive possession to obtain a perfected security interest (in each case, accompanied by stock powers, endorsements, allonges or other instruments of transfer duly executed in blank);
     (f) Borrower shall, on Administrative Agent’s demand, deliver to Administrative Agent all notes, certificates, and documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Collateral;
     (g) Borrower shall, where Collateral is in the possession of a third party, join with Administrative Agent in notifying the third party of Administrative Agent’s security interests and obtaining an acknowledgement from the third party that it is holding the Collateral for the benefit of Administrative Agent (for the benefit of the Lenders);
     (h) Borrower shall cooperate with Administrative Agent in obtaining control (pursuant to written agreements establishing such control in form and substance satisfactory to Administrative Agent) with respect to Collateral consisting of Borrower’s principal deposit account with LaSalle Bank, investment property, letter of credit rights, electronic chattel paper and any other portion of the Collateral for which control is required in order to perfect a security interest;
     (i) Borrower shall not create any chattel paper without placing a legend on the chattel paper acceptable to Administrative Agent indicating that Administrative Agent has a security interest (for the benefit of the Lenders) in the chattel paper;
     (j) If any Loan Document grants or purports to grant to Administrative Agent (for the benefit of the Lenders) a lien upon commercial tort claims, Borrower shall promptly, and in any event within ten (10) Business Days after the same is acquired by Borrower, notify Administrative Agent of any commercial tort claim acquired by Borrower and unless otherwise consented to in writing by Administrative Agent, Borrower shall enter into a written supplement to this Agreement (in form and substance satisfactory to Administrative Agent) granting to Administrative Agent a security interest (for the benefit of the Lenders) in such commercial tort claim as part of the Collateral; and
     (k) Borrower shall promptly notify Administrative Agent if an Account becomes evidenced or secured by an instrument or chattel paper or has been reduced to judgment, and upon request of Administrative Agent, shall promptly deliver any such instrument or chattel paper to Administrative Agent and assign such judgment to Administrative Agent, each to the effect that Administrative Agent shall have a first lien priority perfected security interest and lien upon such instrument, chattel paper and judgment (for the benefit of the Lenders).
     (l) As of the Closing Date, the Borrower does not own motor vehicles the aggregate value of which is greater than $150,000. If at any time, the Borrower owns motor vehicles the aggregate value of which exceeds $150,000, then the Borrower shall promptly notify the Administrative Agent of the same; and upon the request of the Administrative Agent, the Borrower shall execute any documents in favor of the Administrative Agent in order to permit the Administrative Agent to obtain a perfected first-priority security interest in such motor vehicles of the Borrower.
     Section 5.32. Payment of Liabilities. Borrower shall pay and discharge all liabilities to which it is subject (including accounts payable to trade creditors and operating expenses) as and when the same shall become due and payable and in accordance with past practices, except to the extent any such liabilities are being contested in good faith and by appropriate proceedings diligently conducted and for which such reserve or other appropriate provision, if any, as required by GAAP shall have been made.
     Section 5.33. Searches. Before Closing, and thereafter as and when determined by Administrative Agent in its reasonable discretion, Administrative Agent shall have the right to perform the searches described in clauses (a), (b) and (c) below against Borrower, the Seller, and any Guarantor (the results of which are to be consistent with Borrower’s representations and warranties under this Agreement and the representations and warranties of any Guarantor under any Loan Document), all at Borrower’s expense:
     (a) Uniform Commercial Code searches with the Secretary of State and local filing offices of each jurisdiction where the applicable Person maintains its executive offices, a place of business, or assets and the jurisdiction in which the applicable Person is organized, provided, however, that Borrower shall only be required to pay for post-Closing searches to confirm the priority of the security interest of the Administrative Agent for the benefit of the Lenders (conducted immediately post-Closing) or in the event that Administrative Agent downgrades Borrower’s credit or underwriting rating;
     (b) Judgment, pending suit, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above, provided, however, that Borrower shall only be required to pay for post-Closing searches in the event that Administrative Agent becomes aware of the non-payment of any taxes by Borrower or upon the occurrence of an Event of Default; and

     (c) Not more than once each fiscal year, searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.
     Section 5.34. Power of Attorney. Each of the officers of Administrative Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower and constitute collections on Borrower’s Accounts; (b) execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents, and statements that Borrower is obligated to give Administrative Agent under this Agreement and which Borrower fails to deliver promptly upon Administrative Agent’s request therefor; (c) during the continuance of an Event of Default, take any action Borrower is required to take under this Agreement; and (d) during the continuance of an Event of Default, and to the extent permitted by applicable law, do such other and further acts and deeds in the name of Borrower that Administrative Agent may deem necessary or desirable to enforce Administrative Agent’s security interest or Lien in any Account or other Collateral or perfect Administrative Agent’s security interest or Lien in any Collateral (in each case, for the benefit of the Lenders).
     Section 5.35. Additional Collateral Provisions.
     (a) It is expressly agreed by Borrower that, notwithstanding anything herein to the contrary, Borrower shall remain liable under each item of Collateral consisting of a contract, instrument, permit or license to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Administrative Agent shall have no obligation or liability whatsoever to any Person under any such contract, instrument, permit or license (between Borrower and any Person other than Administrative Agent) by reason of or arising out of the execution, delivery or performance of this Agreement, and Administrative Agent shall not be required or obligated in any manner (i) to perform or fulfill any of the obligations of Borrower, (ii) to make any payment or inquiry, or (iii) to take any action of any kind to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any such contract, instrument, permit or license.
     (b) After the occurrence and during the continuance of an Event of Default, Borrower, at its own expense, shall cause the certified public accountant then engaged by Borrower to prepare and deliver to Administrative Agent promptly upon Administrative Agent’s reasonable request, the following reports: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) test verifications of such Accounts as Administrative Agent may request. Administrative Agent shall be permitted to observe and consult with Borrower’s accountants in the performance of these tasks.
     (c) For the purpose of enabling Administrative Agent to exercise its rights and remedies under the Loan Documents, Borrower hereby grants to Administrative Agent an irrevocable, non-exclusive license (exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to Borrower) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by Borrower, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, however, that such license will terminate upon the termination of the Administrative Agent’s Liens in the Collateral.
     (d) Administrative Agent shall have no duty of care with respect to the Collateral except that Administrative Agent shall exercise reasonable care with respect to the Collateral in Administrative Agent’s custody. Administrative Agent shall be deemed to have exercised reasonable care if such property is accorded treatment substantially equal to that which Administrative Agent accords its own property or if Administrative Agent takes such action with respect to the Collateral as Borrower shall request or agree to in writing provided, however, that neither failure to comply with any such request nor any omission to do any such act requested by Borrower shall be deemed a failure to exercise reasonable care. Administrative Agent’s failure to take steps to preserve rights against any parties or property shall not be deemed to be failure to exercise reasonable care with respect to the Collateral in Administrative Agent’s custody. All risk, loss, damage or destruction of the Collateral shall be borne by Borrower.
ARTICLE VI
NEGATIVE COVENANTS
     Each entity comprising Borrower covenants and agrees on a joint and several basis that so long as Borrower may borrow under this Agreement and until payment and performance in full of the Obligations (unless the Administrative Agent shall otherwise expressly consent in advance in writing):
     Section 6.1. Borrowing. Borrower shall not create, incur, assume or suffer to exist any liability for Borrowed Money, except for the following:
     (a) indebtedness to Lenders under this Agreement, the other Loan Documents and the Affiliated Loan Documents;
     (b) borrowings incurred in the ordinary course of its business and not exceeding Ten Thousand Dollars ($10,000) in the aggregate outstanding at any one time;
     (c) indebtedness secured by Permitted Liens; and
     (d) indebtedness existing on the date hereof expressly denoted as permitted indebtedness under the Schedule 6.1 of the Information Certificate (subparagraphs (a) through (d) collectively, “Permitted Indebtedness”).
Borrower will not make prepayments on any existing or future indebtedness for Borrowed Money (x) to Administrative Agent or Lenders, except to the extent permitted by this Agreement or any subsequent agreement among Borrower, Administrative Agent and Lenders), or (y) identified in subparagraph (b), (c) or (d) above incurred after the Closing Date. Borrower shall not amend, alter or restate the terms of any Permitted Indebtedness described in clause (d) above or grant to the holders thereof any collateral (other than collateral specifically enumerated on the Schedule 6.1 of the Information Certificate or permitted under the definition of Permitted Liens) or other accommodation without Administrative Agent’s prior written consent, which consent may be given or withheld in Administrative Agent’s discretion. Borrower will not permit to occur any default by Borrower of its obligations under any Permitted Indebtedness. Except as specifically permitted pursuant to this Agreement, no Permitted Indebtedness may be secured by any Lien or security interest upon, or any right or claim or interest in, any of the Collateral.
     Section 6.2. Joint Ventures. Borrower shall not invest directly or indirectly in any joint venture for any purpose without the prior written notice to, and the prior written consent of, Administrative Agent, which consent shall not be unreasonably withheld.
     Section 6.3. No Liens and Encumbrances; No Disposition of the Collateral. Administrative Agent does not authorize, and Borrower agrees not to:
     (a) create, incur, assume or suffer to exist any mortgage, pledge, Lien or other encumbrance of any kind (including the charge upon property purchased under a conditional sale or other title retention agreement) upon, or any security interest in, any of the Collateral, whether now owned or hereafter acquired, except for Permitted Liens;
     (b) except as otherwise permitted under Section 6.4 or Section 8.4(a) hereof, make any sale, exchange, lease or other disposition of any of the Collateral; or
     (c) license any of the Collateral.
     Section 6.4. Restriction on Fundamental Changes. Borrower shall not:
     (a) enter into any transaction of merger or consolidation;
     (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution);
     (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of its assets (other than sale of inventory or obsolete equipment in the ordinary course of business), whether now owned or hereafter acquired;
     (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or Stock or other evidence of beneficial ownership of, any Person (other than the Acquisitions);
     (e) transfer, assign, convey or grant to any other Person the right to operate or control such Location, whether by lease, sublease, management agreement, joint venture agreement or otherwise except pursuant to the Operating Leases or the Management Agreements;
     (f) without providing Administrative Agent with thirty (30) days’ prior written notice, change the jurisdiction of its organization or change its legal name;

     (g) suffer or permit to occur any change in the legal or beneficial ownership of the capital stock, partnership interests or membership interests, or in the capital structure, or any material change in the organizational documents or governing documents, of Borrower, without Administrative Agent’s prior written consent, Borrower hereby acknowledging that any change in the organizational documents or governing documents of Borrower prohibited by Section 6.4(a) or (f) hereof shall be deemed material;
     (h) suffer or permit to occur any pledge, assignment or hypothecation of or Lien or encumbrance on any of the legal or beneficial equity interests in the Borrower except in favor of the Administrative Agent on behalf of the Lenders;
     (i) change the licensed operator, manager or property manager for any Real Property without Administrative Agent’s prior written consent, which consent may be given or withheld in Administrative Agent’s sole and absolute discretion (and any purported assignment shall be void); or
     (j) consent to or acknowledge any of the foregoing.
Borrower agrees that compliance with this Section 6.4 is a material inducement to Lenders’ advancing credit under this Agreement. Borrower further agrees that in addition to all other remedies available to Administrative Agent, Administrative Agent shall be entitled to specific enforcement of the covenants in this Section 6.4, including injunctive relief.
     Section 6.5. Distributions and Management Fees. Except as expressly permitted under Schedule 6.5 of the Information Certificate or in this Section, Borrower shall not declare, make or pay any “Distributions” (as defined below) to any of its Affiliates, to any shareholder, member, partner or other Person holding an equity interest in Borrower or to any other Person related to or affiliated with any of the foregoing; provided, however, that, so long as no Event of Default exists, notwithstanding the foregoing provisions of this Section 6.5 to the contrary, Borrower may make Distributions equal to (a) the monthly Excess Cash Flow less (b) any amounts due to Administrative Agent under the Loan Documents for such month (to the extent not already taken into account in determining Excess Cash Flow), including, without limitation, amounts required to fund or replenish Administrative Agent’s reserves and escrow accounts under this Agreement. “Distributions” shall mean management fees, salaries or other fees or compensation, lease or rental payments, repayments of or debt service on loans or other indebtedness, dividends or other distributions with respect to any of its stock, partnership or membership interests (as the case may be) now or hereafter outstanding, the purchase, redemption or other acquisition for value of any of its stock, partnership or membership interests (as the case may be) now or hereafter outstanding, or the return of any capital of its stockholders, partners or members; notwithstanding the foregoing, salaries paid to employees of Borrower in the ordinary course of business and consistent with past practices shall not be considered Distributions.
     Section 6.6. Loans. Borrower shall not make loans or advances to any Person, other than (a) trade credit extended in the ordinary course of its business, and (b) advances for business travel and similar temporary advances made in the ordinary course of business to officers, stockholders, directors, and employees.

     Section 6.7. Contingent Liabilities. Borrower shall not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person (except the Operators), except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
     Section 6.8. Subsidiaries. Except as otherwise expressly permitted under Schedule 6.8 of the Information Certificate, Borrower shall not form or acquire any Subsidiary, or make any investment in or any loan in the nature of an investment to, any other Person.
     Section 6.9. Compliance with ERISA. Except with respect to any Prohibited Transaction or Reportable Event which would not reasonably be expected to have a Material Adverse Effect, Borrower shall not permit with respect to any Plan covered by Title IV of ERISA any Prohibited Transaction or any Reportable Event with respect to which the obligation to report such Reportable Event to the Pension Benefit Guaranty Corporation has not been waived.
     Section 6.10. Licenses. Borrower shall not amend, alter or suspend or terminate or make provisional in any material way, any license, certificate of need, provider number or other qualification or authorization to conduct Borrower’s business without the prior written consent of Administrative Agent.
     Section 6.11. Transactions with Affiliates. Except as otherwise set forth in Schedule 6.11 of the Information Certificate, Borrower shall not enter into any transaction, including without limitation the purchase, sale, lease or exchange of property, or the loaning or giving of funds to any Affiliate or Subsidiary of Borrower, except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s length transaction with any Person not such an Affiliate or Subsidiary, and so long as the transaction is not otherwise prohibited under this Agreement. Upon the occurrence of any Event of Default hereunder and acceleration of the Obligations hereunder, Administrative Agent shall have the right to terminate any lease, management and other intercompany agreements among or between the Persons constituting the Borrower, any Borrower Affiliates and any Guarantors. All leases, management agreements and other intercompany agreements among or between the Persons constituting the Borrower, any Borrower Affiliates and any Guarantors are hereby subordinated in right and time of payment to the Obligations, regardless of whether such agreement was permitted herein or Administrative Agent previously consented thereto.
     Section 6.12. Use of Lender’s Name/Press Releases. Borrower shall not use any Lender’s name (or the name of any Lender’s Affiliates) in connection with any of its business operations. Borrower shall not and shall not permit its Affiliates to, in the future, issue any press release or other public disclosure using the name of any Lender, Administrative Agent or any of their respective Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days prior written notice to Administrative Agent and the applicable Lender and without the prior written consent of Administrative Agent and the applicable Lender unless (and only to the extent that) Borrower or such Affiliate of Borrower is required to so disclose under law and then, in any event, such Borrower or Affiliate will consult with Administrative Agent and the applicable Lender before issuing such press release or other public disclosure. Borrower consents to the publication by each Lender and Administrative Agent of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Borrower may disclose to third parties that Borrower has a borrowing relationship with Lenders. Nothing contained in this Agreement is intended to permit or authorize Borrower to make any contract on behalf of Administrative Agent or any Lender.
     Section 6.13. Contracts and Agreements. Borrower shall not become or be a party to any contract or agreement which would breach this Agreement, or breach any other instrument, agreement, or document to which Borrower is a party or by which it is or may be bound (except for breaches of any other instrument, agreement or document which would not reasonably be expected to have a Material Adverse Effect).
     Section 6.14. Margin Stock. Borrower shall not carry or purchase any “margin security” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.
     Section 6.15. Truth of Statements and Certificates. Borrower shall not furnish to Administrative Agent or any Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.
     Section 6.16. Acquisition Documents. Borrower shall not amend, modify or supplement any of the Acquisition Documents in any manner that would or is reasonably likely to adversely affect the interests or rights of the Administrative Agent or any Lender under this Agreement and the other Loan Documents to which Borrower is a party or the likelihood that the Obligations will be paid in full when due, without the Administrative Agent’s prior written consent. Within ten (10) Business Days after entering into any non-adverse amendment, modification or supplement to any of such Acquisition Documents, the Borrower shall deliver to the Administrative Agent a true, complete and correct copy of such amendment, modification or supplement.
     Section 6.17. Fiscal Year. Borrower shall not change its Fiscal Year.
ARTICLE VII
CONFIDENTIALITY
     Section 7.1. Confidentiality. Borrower shall not disclose the contents of this Agreement and the other Loan Documents to any third party (including, without limitation, any financial institution or intermediary) unless required by applicable Law without Administrative Agent’s prior written consent, other than to Borrower’s officers and advisors on a need-to-know basis. Borrower agrees to inform all such Persons who receive information concerning this Agreement that such information is confidential and may not be disclosed to any other Person. Notwithstanding the foregoing, any taxpayer (and each employee, representative or other agent of such taxpayer) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such taxpayer relating to such tax treatment and tax structure; provided that, with respect to any document or similar item that contains information concerning the tax treatment or tax structure of the transactions contemplated hereby as well as other information, this authorization shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of such transaction. The preceding sentences in this Section 7.1 are intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to, to the extent applicable, the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.
ARTICLE VIII
PROVISIONS RELATING TO REAL PROPERTY
     Section 8.1. Real Property Representations and Warranties. Without limiting the generality of Article IV or any other representation or warranty made in this Agreement:
     (a) To the best of each Borrower’s knowledge, (i) no condemnation of any portion of any Real Property, (ii) no condemnation or relocation of any roadways abutting any Real Property, and (iii) no proceeding to deny access to any Real Property from any point or planned point of access to any Real Property, has commenced or is contemplated by any Governmental Authority.
     (b) The use of any Real Property as an assisted living, Alzheimer living facility and/or skilled nursing facility, as applicable, and the contemplated accessory uses do not violate, except where such violation would not reasonably be expected to cause a Material Adverse Effect (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, covenants, conditions and restrictions of record, or agreements affecting any Real Property or any part thereof. Neither the zoning authorizations, subdivision approvals or variances nor any other right to construct or to use any Real Property is to any extent dependent upon or related to any real estate other than the Real Property. Except as set forth in the “Schedule B” title and insurance policies accepted by the Administrative Agent and Lenders at Closing, no building or other improvement encroaches upon any property line, building line, set back line, side yard line or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to any Real Property. No Real Property is situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or designated as a wetland by any governmental entity having jurisdiction over the Real Property. All Governmental Approvals required for the operation of the Real Property have been obtained except where the failure to obtain would not reasonably be expected to have a Material Adverse Effect. All Laws relating to the construction of and operation of the Improvements have been complied with and all permits and licenses required for the construction of and operation of the Real Property have been obtained, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect. The Real Property is accessible through fully improved and dedicated roads, accepted for maintenance and public use by public authority having jurisdiction. The Real Property has adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone facilities, other required public utilities, fire and police protection, and means of access between the Real Property and public highways; none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws. The Real Property includes all property and rights that may be reasonably necessary or desirable to promote the present and any reasonable future beneficial uses and enjoyment thereof. To the best of each Borrower’s knowledge, there are no, nor are there any alleged or asserted, violations of law, regulations, ordinances, codes, permits, licenses, declarations, covenants, conditions or restrictions of record, or other agreements relating to any Real Property, or the Improvements, or any part thereof, except for such violations which, in the aggregate, would not reasonably be expected to cause a Material Adverse Effect.
     (c) The Real Property is taxed separately without regard to any other property and for all purposes the Real Property may be mortgaged, conveyed and otherwise dealt with as an independent parcel. There are no unpaid or outstanding real estate or other taxes or assessments on or against any Real Property or any part thereof, except general real estate taxes for fiscal year 2004 not yet due or payable. To each Borrower’s knowledge, there is no pending or contemplated action pursuant to which any special assessment may be levied against any portion of any Real Property.
     (d) Except for the Operating Leases which have been provided to and approved by Administrative Agent in writing and the admission agreements set forth on the census report delivered by Borrower to Administrative Agent prior to the Closing of the Loan, which Borrower certifies is true and correct in all material respects, Borrower has not entered into any Leases, subleases or other arrangements for occupancy of space within any Real Property that are currently in effect. True, correct and complete copies of all Operating Leases, as amended, and Borrower’s standard form of admission agreement have been delivered to Administrative Agent. All Operating Leases are in full force and effect. Neither Borrower nor, to Borrower’s knowledge, any Tenant is in default under any Operating Lease. Borrower has disclosed to Administrative Agent in writing any material default by any Tenant under any Operating Lease and no notice of termination has been issued under any Operating Lease. All rents or other payments required of any Tenant under any Operating Lease due to date have been collected and no rent or other payments from any Tenant have been collected no more than one (1) month in advance, no Tenant under any Commercial Lease has been granted any rent concession or inducement whatsoever, and no Tenant under any admission agreement has been granted any rent concession or inducement other than in the ordinary course of business.
     (e) Neither Borrower nor any partner or member, as applicable, in Borrower nor Guarantor is or shall be, and no legal or beneficial interest of a partner or member, as applicable, in Borrower is or will be held, directly or indirectly, by a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of the Internal Revenue Code Sections 897, 1445 or 7701, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.

     (f) The Loan Documents create a valid first lien on the marketable, fee simple estate in the Real Property.
     (g) There has been no damage or destruction of any part of any Real Property by fire or other casualty that has not been repaired. Except as part of the routine maintenance, there are presently no existing defects in any Real Property and no repairs or alterations thereof are reasonably necessary or appropriate.
     (h) Borrower has no employees.
     (i) Except as set forth on Schedule 8.1(i) of the Information Certificate, Borrower has no interest in any trademarks, copyrights, patents or other intellectual property with respect to any Real Property.
     (j) Each of the Management Agreements is in full force and effect and Borrower is not in default thereunder and, to Borrower’s knowledge, no Manager is in default thereunder.
     (k) Borrower: (i) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the interest which it owns in the Real Property and the Personal Property; (ii) is not a shareholder or partner or member of any other entity; and (iii) does not conduct any business other than the ownership, management and operation of the Real Property. Borrower has not commingled the funds related to the Real Property with funds from any other property except as disclosed on Schedule 8.1(k) of the Information Certificate.
     (l) To Borrower’s knowledge, the Real Property, including all access roadways, driveways and any other paving, and all site work, fencing, lighting and other improvements, has been completed in a good and workmanlike manner in accordance with the plans, specifications and/or site plan previously approved by the county or city in which the Real Property is situate in all material respects, is free from filed or unfiled mechanics’ and materialmen’s liens, and has not been damaged by fire or casualty and there are no deficiencies or problems with the design and/or construction of the improvements on the Real Property. Final certificates of occupancy or non-residential use permits have been obtained for all improvements on the Real Property. The parcels of land comprising each Real Property are contiguous, subdivided parcels and are in full compliance with applicable subdivision ordinances. No subdivision or resubdivision of such parcels is required to: (i) convey, transfer, assign or lease such parcels, either individually or as a whole; or (ii) rebuild after a casualty all or any portion of the improvements on the Real Property to current size and configuration.
     Section 8.2. Reserves and Escrows.
     (a) Requirements. Borrower agrees to establish and maintain all of the reserves and escrows required in this Section. Interest shall be payable on any funds reserved or escrowed hereunder. All sums so reserved or escrowed may be commingled with the general funds of Administrative Agent and no such sums shall be deemed to be held in trust for the benefit of Borrower. All sums so reserved or escrowed shall be part of the Collateral and shall stand as additional security for all of the Obligations. Borrower hereby grants Administrative Agent (for the benefit of the Lenders) a first priority lien on and perfected security interest in such funds, including all interest accruing thereon, and Borrower shall execute any other documents and take any other actions necessary to provide Administrative Agent (for the benefit of the Lenders) with such a perfected security interest in such funds. If Administrative Agent at any time determines that the amount on deposit in any reserve or escrow is insufficient for its intended purposes, Borrower shall, within ten (10) days following notice from Administrative Agent, deposit such additional sums as may be required by Administrative Agent. If an Event of Default exists, Administrative Agent may, at its discretion, apply amounts on hand in the reserves or escrows to cure such Event of Default. Upon demand of Administrative Agent, Borrower shall replenish the applicable reserve or escrow to restore any sums so applied by Administrative Agent. Upon the occurrence of an Event of Default and/or the maturity of any portion of the Obligations, the moneys then remaining on deposit with Administrative Agent or its agent shall, at Administrative Agent’s option, be applied against the Obligations.
     (b) Real Property Taxes. At the time of and in addition to the monthly installments of principal and/or interest due under the Notes, Borrower shall pay to Administrative Agent a sum equal to one-twelfth (1/12) of the amount estimated by Administrative Agent to be sufficient (when aggregated with an initial deposit to be designated by Administrative Agent and paid by Borrower to Administrative Agent at Closing or otherwise upon demand of Administrative Agent) to pay at least sixty (60) days before they become due and payable, all taxes, assessments and other similar charges levied against the Real Property (collectively, the “Taxes”). If the Real Property or any portion thereof is part of a larger tract for purposes of taxation and assessments, Administrative Agent may require the Borrower to have the Real Property taxed and assessed as a separate parcel or separate parcels, or, in the alternative, to make the deposits required under this Section based upon the taxation and assessment of the larger tract. So long as no Event of Default exists hereunder, Administrative Agent shall apply the escrows sums to pay the Taxes. Except as set forth in the preceding sentence, the obligation of Borrower to pay the Taxes is not affected or modified by the provisions of this paragraph.
     (c) Replacement Reserve. Borrower shall make capital expenditures of Twenty-Nine and 17/100 ($29.17) per bed in each facility located on the Real Property each calendar year. To the extent that such capital expenditures are made in an amount less than $29.17 per bed (as reasonably detailed by the Borrower and provided to the Administrative Agent), then the difference between the amount expended and the amount required to be expended shall be paid to the Administrative Agent to hold in escrow within sixty (60) days after each year end. So long as there is no continuing Event of Default, Borrower may request Administrative Agent to disburse funds from the escrow (if any) (which request will include a reasonably detailed description of the capital expenditures at the Real Property which Borrower intends to pay for with such funds), which request shall not be unreasonably denied by Administrative Agent. If requested by Administrative Agent, each disbursement request will be accompanied by copies of invoices, lien waivers and other evidence reasonably required by Administrative Agent.
     Section 8.3. Real Property Operating Covenants.
     (a) Leasing and Operational Covenants.
          (i) Without the prior written consent of Administrative Agent, Borrower shall not (A) enter into any Commercial Leases, (B) modify the form of admission agreement previously approved by Administrative Agent in any material adverse manner except as required by Law, (C) modify, amend or terminate any Commercial Lease, (D) accept any rental payment more than one month in advance of its due date or (E) enter into any ground lease (other than the Operating Leases existing as of the date hereof) of any Real Property. Borrower shall provide Administrative Agent with a copy of all Commercial Leases promptly following their execution and such Leases shall be on the form of lease previously approved by Administrative Agent (if such form lease does not already contain such a provision, Borrower shall add an automatic attornment provision to such form lease whereby in the event of a foreclosure, the tenant automatically shall recognize the successor owner as landlord and such tenant shall have no right to terminate its lease in the event of such foreclosure). If Administrative Agent consents to any new Commercial Lease or the modification or renewal of any existing Commercial Lease, at Administrative Agent’s request, Borrower shall cause the Tenant thereunder to execute a subordination and attornment agreement in form and substance satisfactory to Administrative Agent. Borrower shall provide Administrative Agent with a copy of the fully executed original of all Commercial Leases promptly following their execution. Except with respect to the twelve (12) cottages at the Harbor Point Location, Borrower shall not enter into any admission agreement for a term of more than one (1) year and all such admission agreements shall be at market rates on the form previously approved by Administrative Agent without material modification adverse to Borrower except as required by Law.
          (ii) Without in any way limiting the other provisions of this Agreement, Borrower shall not change the Operator of any Real Property or enter into, modify, amend, terminate or cancel any Operating Lease with any Operator of any Real Property without the prior written approval of Administrative Agent. Borrower shall cause the Real Property at all times to be operated by the Operators, respectively, and the Operators identified on the Information Certificate pursuant to Operating Leases approved by Administrative Agent in writing (the “Operating Leases”), which Operating Leases are identified on the Information Certificate. Each Operating Lease shall provide Administrative Agent the right to terminate it upon Administrative Agent’s (or its designee’s) taking possession of any Real Property or acquisition of any Real Property through foreclosure, a deed in lieu of foreclosure, UCC sale or otherwise.
     (b) Defaults Under Leases. Borrower shall not suffer or permit any material breach or default to occur in any of Borrower’s obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirement of any Lease. Borrower shall notify Administrative Agent promptly in writing in the event a Tenant under a Commercial Lease commits a material default under a Lease.
     (c) Management Contracts. Borrower shall not change the Manager of any Location or enter into, modify, amend, terminate or cancel any management contract for any Real Property or agreements with brokers, without the prior written approval of Administrative Agent. Any substitute property manager or operator shall be required to enter into an assignment and subordination of management or operating agreement in form and substance reasonably satisfactory to Administrative Agent. Borrower shall cause the Real Property at all times to be managed by the Managers identified on the Information Certificate pursuant to management agreements approved by Administrative Agent in writing (the “Management Agreements”), which Management Agreements are identified on Schedule 8.3(c) of the Information Certificate. Such restrictions and approval rights are solely for the purposes of assuring that the Real Property is managed and operated in a first-class manner consistent with the preservation and protection of the Real Property as security for the Term Loan and shall not place responsibility for the control, care, management or repair of the Real Property upon Administrative Agent, or make Administrative Agent responsible or liable for any negligence in the management, operation, upkeep, repair or control of the Real Property.
     (d) Furnishing Notices. Borrower shall provide Administrative Agent and LaSalle Bank with copies of all material notices pertaining to Borrower, Guarantor, any Manager or any Operator or any Real Property received by Borrower or Guarantor or any Manager or Operator, and copies of all material notices received from any Tenant, Guarantor, Manager, Operator, Governmental Authority or insurance company within seven (7) days after such notice is received by Borrower, including any inspection reports from any Governmental Authority if the matters addressed in any such notices or inspection reports contain information that could reasonably be expected to cause a Material Adverse Effect. In addition, Borrower shall promptly provide Administrative Agent with written notice of any material litigation, arbitration, or other proceeding or governmental investigation pending or, to each Credit Party’s knowledge, threatened against or relating to Borrower (or Guarantor) or any Real Property.
     (e) Alterations. Without the prior written consent of Administrative Agent, Borrower shall not make any material alterations to any Real Property. No excavation, construction, earth work, site work or any other mechanic’s lienable work shall be done to or for the benefit of the Real Property, without Administrative Agent’s approval, except for normal repair and maintenance in the ordinary course of business.
     (f) Compliance With Laws. Borrower, Managers (as it relates to any Real Property), Operators (as it relates to any Real Property) and the Real Property shall comply with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrower or any Real Property including all building, zoning, density, land use, covenants, conditions and restrictions, subdivision requirements (including parcel maps and environmental impact and other environmental requirements), employment and compensation of persons engaged in the operation or maintenance of the Real Property, quality and safety standards, accreditation standards and requirements of the applicable state department of health or other applicable state regulatory agency (each a “State Regulator”), including any regulations with respect to standards of quality and adequacy of medical care, and requirements governing distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting, whether now existing or later to be enacted or promulgated and whether foreseen or unforeseen, except where the failure to comply would not reasonably be expected to cause a Material Adverse Effect.
     (g) Use of Real Property. Unless required by applicable Law, Borrower shall not permit changes in the use of any Real Property from the use at the time this Agreement was executed. Borrower shall neither initiate nor acquiesce in a change in the plat of subdivision, or zoning classification or use of any Real Property without Administrative Agent’s prior written consent nor shall it grant any encumbrances or easements burdening any Real Property (other than utility easements in the ordinary course of business).
     (h) No Commingling of Funds. Each Borrower shall not commingle (or permit the commingling of) the funds related to the Real Property with funds from any other property which is not subject to a Lien of the Loan Documents.
     (i) Maintenance and Preservation of the Real Property. Borrower shall keep the Real Property in good condition and repair and if all or part of any the Real Property becomes damaged or destroyed, Borrower shall promptly and completely repair and/or restore such Real Property in a good and workmanlike manner in accordance with sound building practices, subject to Administrative Agent disbursing Insurance Proceeds or other sums to pay costs of the work of repair or reconstruction under this Agreement. Borrower shall not commit or allow waste or permit impairment or deterioration of any Real Property. Borrower shall perform such acts to preserve the value of the Real Property and Borrower shall not abandon any Real Property.
     (j) Conversion. Borrower shall not, and shall not permit, the Real Property or any portion thereof to be converted or take any preliminary actions which could lead to a conversion to condominium or cooperative form or ownership.
     Section 8.4. Additional Covenants.
     (a) Personal Property. All of Borrower’s personal property, fixtures, attachments and equipment, including, without limitation, all FFE, delivered upon, attached to, used or required to be used in connection with the operation of any Real Property (collectively, the “Personal Property”) shall always be located at such Real Property and shall be kept free and clear of all liens, encumbrances and security interests except Permitted Liens. Borrower shall not (nor shall it permit any tenant to), without the prior written consent of Administrative Agent, sell, assign, transfer, encumber, remove or permit to be removed from any Real Property any of the Personal Property. So long as no Event of Default exists, Borrower may sell or otherwise dispose of the Personal Property when obsolete, worn out, inadequate, unserviceable or unnecessary for use in the operation of the Real Property, but only upon replacing the same with other Personal Property at least equal in value and utility to the Personal Property that is disposed (to the extent such replacement property is necessary).
     (b) Appraisals. Administrative Agent shall have the right to obtain a new or updated Appraisal of any Real Property from time to time. Borrower shall cooperate with Administrative Agent in this regard. If the Appraisal is obtained to comply with any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Administrative Agent’s request.
     (c) Single Purpose Entity. Borrower is, and at all times shall remain, a Single Purpose Entity and shall comply with the requirements set forth on Schedule E attached hereto until after the Obligations have been repaid in full.
     Section 8.5. Administrative Agent’s Election to Apply Insurance Proceeds on Obligations.

     (a) Subject to the provisions of Section 8.5(b) below, Administrative Agent may elect to collect, retain and apply upon the Obligations of Borrower under this Agreement or any of the other Loan Documents, all proceeds of insurance resulting from any loss at any Real Property or condemnation awards awarded in connection with a condemnation or other taking of any Real Property or a portion thereof (individually and collectively referred to as “Insurance Proceeds”), after deduction of all expenses of collection and settlement, including, without limitation, attorneys’ and adjusters’ fees and charges. Any Insurance Proceeds remaining after repayment of the Obligations shall be paid by Administrative Agent to Borrower.
     (b) Notwithstanding anything in Section 8.5(a) to the contrary, in the event of any casualty to any Improvements or any condemnation of part of any Real Property, Administrative Agent agrees to make available the Insurance Proceeds to restoration of such Improvements if (i) no Event of Default exists, (ii) all Insurance Proceeds are deposited with Administrative Agent, (iii) in Administrative Agent’s reasonable judgment, the amount of Insurance Proceeds available for restoration of such Improvements is sufficient to pay the full and complete costs of such restoration, (iv) if the cost of restoration exceeds ten percent (10%) of the Term Loan, then only if in Administrative Agent’s sole determination the Term Loan will not exceed seventy five percent (75%) of the fair market value of the Real Property after completion of restoration, (v) in Administrative Agent’s reasonable determination, such Real Property can be restored to an architecturally and economically viable project in compliance with applicable Laws, (vi) each Guarantor reaffirms any Guaranty and any other Loan Document to which it is a party, in writing, (vii) in Administrative Agent’s reasonable determination, such restoration is likely to be completed not later than six (6) months prior to the Maturity Date, and (viii) the cost of restoration of the Improvements at such Real Property does not exceed fifty percent (50%) of the Term Loan attributed by Administrative Agent to such Real Property as identified on Schedule 8.5(b) of the Information Certificate.
     (c) Notwithstanding anything to the contrary in Sections 8.5(a) and 8.5(b) above, if as a result of any casualty to or condemnation of any Improvements the cost to repair and restore does not exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), and so long as no Default has occurred and is continuing, then Borrower shall be entitled to receive the Insurance Proceeds attributable thereto, provided, however, that Borrower shall use the Insurance Proceeds to restore or rebuild such Improvements to their condition prior to such casualty or condemnation.
     Section 8.6. Borrower’s Obligation to Rebuild and Use of Insurance Proceeds Therefor.
     (a) In case Administrative Agent does not elect to apply or does not have the right to apply the Insurance Proceeds to the Obligations, as provided in Section 8.5 above, Borrower shall:
          (i) Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Insurance Proceeds to be deposited with Administrative Agent;

          (ii) If the Insurance Proceeds and the available proceeds of the Loan are insufficient to assure Administrative Agent that the all contemplated repairs or construction will be completed, promptly deposit with Administrative Agent any amount necessary to assure that such contemplated repairs or construction will be completed; and
          (iii) Promptly proceed with the assumption of construction of the Improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.
     (b) Any request by Borrower for a disbursement by Administrative Agent of Insurance Proceeds and funds deposited by Borrower shall be treated by Administrative Agent as if such request were for an advance of the Loan hereunder, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for an advance of the Loan.
     (c) (i) Notwithstanding anything to the contrary, if the damage to the Real Property does not exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) and so long as no Default has occurred and is continuing, Borrower may settle and adjust any claim without the consent of Administrative Agent and agree with the insurance company or companies on the amount of Insurance Proceeds to be paid upon the loss; provided, however, that such adjustment is carried out in a competent and timely manner. Any monies collected under this subsection (c)(i) shall be applied in accordance with Section 8.5 above.
          (ii) If the damage to the Real Property exceeds Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), and so long as no Default has occurred and is continuing, Borrower may settle and adjust any claim with the consent of Administrative Agent and agree with the insurance company or companies on the amount of Insurance Proceeds to be paid upon the loss, provided, however, that such adjustment is carried out in a competent and timely manner. Any monies collected under this subsection (c)(ii) shall be applied in accordance with Section 8.5 above.
          (iii) If a Default has occurred and is continuing, then Administrative Agent may elect to file the respective proof of loss, settle and adjust any claim with respect to any damage to the Real Property without the consent of Borrower and agree with the insurance company on the amount of the Insurance Proceeds in the place and stead of Borrower and without the consent of Borrower. In addition, Administrative Agent shall act in a commercially reasonable manner if Administrative Agent elects to settle or adjust any claim under the provisions of this subparagraph (iii); provided, however, that so long as Administrative Agent retains a third party to settle or adjust such claim on behalf of Administrative Agent, Administrative Agent shall be deemed to have acted in a commercially reasonable manner. Borrower hereby releases Administrative Agent from any and all liability with respect to the settlement and adjustment by Administrative Agent of any claims in respect of any casualty except to the extent that the Administrative Agent is grossly negligent or exercises willful misconduct in the settlement or adjustment of such claims.

ARTICLE IX
HEALTHCARE MATTERS
     Section 9.1. Healthcare Matters. Without limiting the generality of any representation or warranty made in Article IV or any covenant made in Articles V or VI, each Borrower represents and warrants on a joint and several basis to and covenants with Administrative Agent and each Lender, and shall be deemed to represent, warrant and covenant on each day on which any advance or accommodation in respect of the Term Loan is requested or made or any Obligations shall be outstanding under this Agreement, that:
     (a) Funds from Restricted Grants. Except as described on Schedule 9.1(a) of the Information Certificate, none of the Real Property or the Collateral is subject to, and Borrower shall indemnify and hold Administrative Agent and each Lender harmless from and against, any liability in respect of amounts received by Borrower or others for the purchase or improvement of the Real Property or Collateral or any part thereof under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act, 42 U.S.C. Section 291 et seq.
     (b) Certificate of Need. If required under applicable Law, each Borrower has and shall maintain in full force and effect a valid certificate of need (“CON”) or similar certificate, license, or approval issued by the State Regulator for the requisite number of beds in each Real Property. All material required Government Approvals held in Borrower’s name and necessary for the operation of the Location or the Real Property are listed on Schedule 9.1(b) of the Information Certificate (collectively, together with any CON, the “Licenses”). Borrower shall cause to be operated the Location and the Real Property in a manner such that the Licenses shall remain in full force and effect at all times. True and complete copies of the Licenses have been delivered to Administrative Agent.
     (c) Licenses. The Licenses: (i) are and shall continue in full force and effect at all times throughout the term of the Term Loan and are and shall be free from restrictions or known conflicts which would materially impair the use or operation of any Real Property for its current use, and if any Licenses become provisional, probationary, conditional or restricted in any way (collectively “Restrictions”), Borrower shall take or cause to be taken prompt action to correct such Restrictions; (ii) may not be, and have not been, and will not be transferred to any location other than the Real Property; and (iii) have not been and will not be pledged as collateral security for any other loan or indebtedness. No Borrower shall do (or suffer to be done) any of the following:
          (i) Rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Licenses for any Real Property without Administrative Agent’s prior written consent;
          (ii) Amend or otherwise change any Real Property’s authorized beds capacity and/or the number of beds approved by the State Regulator without Administrative Agent’s prior written consent; or

          (iii) Replace or transfer all or any part of any Real Property’s beds to another site or location (other than to any other Real Property) without Administrative Agent’s prior written consent.
     (d) Further Assurances. From time to time, upon the reasonable request of Administrative Agent, upon and during the continuance of an Event of Default, Borrower shall, and shall cause each Borrower to complete, execute and deliver to Administrative Agent any appropriate and applicable applications, notices, documentation, and other information necessary, in Administrative Agent’s reasonable judgment, to permit Administrative Agent or its designee (including a receiver) to obtain, maintain or renew any one or more of the Licenses for any Borrower or Location or to become the owner of the existing Licenses for any Borrower or Location and, to the extent permitted by applicable Laws, to obtain any other provider agreements or Governmental Approvals then necessary or desirable for the operation of any Location by Administrative Agent or its designee for their current use (including, without limitation, any applications for change of ownership of the existing Licenses or change of control of the owner of the existing Licenses). To the extent permitted by applicable Laws, and only upon and during the continuance of an Event of Default, (i) Administrative Agent is hereby authorized (without the consent of Borrower) to submit any such applications, notices, documentation or other information which Borrower caused to be delivered to Administrative Agent in accordance with the above provisions to the applicable Governmental Authorities, or to take such other steps as Administrative Agent may deem advisable to obtain, maintain or renew any License or other Governmental Approvals in connection with the operation of the Locations for their current use, and Borrower agrees to cooperate with Administrative Agent in connection with the same and (ii) Borrower, upon demand by Administrative Agent, shall take (or cause to be taken) any action necessary or desirable, in Administrative Agent’s sole judgment (acting in accordance with applicable law), to permit Administrative Agent or its designee (including a receiver) to use, operate and maintain any Location for its current use. If Borrower fails to comply with the provisions of this subsection (d) for any reason whatsoever, Borrower hereby irrevocably appoints Administrative Agent and its designee as Borrower’s attorney-in-fact, with full power of substitution, to take any action and execute any documents and instruments necessary or desirable in Administrative Agent’s sole judgment to permit Administrative Agent or its designee to undertake Borrower’s obligations under this subsection (d), including obtaining any Licenses or Governmental Approvals then required for the operation of any Location by Administrative Agent or its designee for its current use. The foregoing power of attorney is coupled with an interest and is irrevocable and Administrative Agent may exercise its rights thereunder in addition to any other remedies which Administrative Agent may have against Borrower or Guarantor as a result of a Borrower’s breach of the obligations contained in this Section.
     (e) Transfer of Licenses. To the Borrower’s knowledge, if any Operating Lease is terminated or in the event of foreclosure or other acquisition of any Real Property by Administrative Agent or its designee or any purchaser at a foreclosure sale, Borrower, Administrative Agent, or any subsequent purchaser need not obtain a CON from any applicable state healthcare regulatory authority or agency (other than giving such notice required under the applicable state law or regulation) prior to applying for and receiving a license to operate the Real Property and certification to receive Medicare and Medicaid payments (and any successor program) for patients having coverage thereunder, provided, however, that neither the services offered at the Real Property nor the number of beds operated would be changed. Borrower shall cooperate with Administrative Agent in all respects to cause all Licenses to be reissued or transferred to Administrative Agent or Administrative Agent’s designee, including, without limitation, any subsequent manager or any subsequent purchaser.
ARTICLE X
EVENTS OF DEFAULT
     Section 10.1. Events of Default. Each of the following (individually, an “Event of Default” and collectively, the “Events of Default”) shall constitute an event of default under this Agreement:
     (a) (i) A default in the payment of any principal of or interest on the Notes on the date due, declared due or demanded, whether at maturity or otherwise, or (ii) the other Obligations of Borrower on the date due, declared due or demanded, whether at maturity or otherwise, which default under this subsection (ii) shall have continued unremedied for a period of five (5) days;
     (b) A default in the payment of any fees, escrow or reserve amounts, or other charges or other monetary obligations owing to Administrative Agent or any Lender by Borrower arising out of or incurred in connection with this Agreement or any other Loan Document when such payment is due and payable, which default shall have continued unremedied for a period of ten (10) days;
     (c) (i) The Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements set forth in Section 2.9 or Section 5.28 or Article VIor (ii) the Borrower or any Guarantor of the Obligations fails or neglects to perform, keep or observe any of the covenants, conditions or agreements of any other term, covenant or agreement contained herein or in any of the other Loan Documents, which default, for purposes of this subsection (ii), shall have continued unremedied for a period of thirty (30) days after written notice to the Borrower by the Administrative Agent or any Lender;
     (d) Any representation or warranty heretofore, now or hereafter made by Borrower in this Agreement or in any of the other Loan Documents, any financial statement, or any statement or representation made in any other certificate, report or opinion delivered in connection with this Agreement or the other Loan Documents proves to have been incorrect or misleading in any material respect when made;
     (e) Any obligation of Borrower (other than its Obligations under this Agreement) for the payment of Borrowed Money in excess of Two Hundred Fifty Thousand Dollars ($250,000) is not paid when due or within any applicable grace period, or such obligation becomes or is declared to be due and payable before the expressed maturity of the obligation, or there shall have occurred an event that, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

     (f) Borrower makes an assignment for the benefit of creditors, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter conducted by Borrower;
     (g) Borrower or any Guarantor (i) files a petition in bankruptcy, (ii) is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for itself or any substantial part of its property, (iii) commences any proceeding relating to itself under any reorganization, arrangement, readjustment or debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or any such proceeding is commenced against Borrower or any Guarantor and such proceeding remains undismissed for a period of sixty (60) days, (iv) by any act indicates its consent to, approval of, or acquiescence in, any such proceeding or the appointment of any receiver of or any trustee for a Borrower or Guarantor or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days, or (v) admits in writing its inability to pay its debts as they become due;
     (h) One or more (i) final judgments against Borrower requiring payment in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered by a court, arbitrator, arbitration panel or mediator with the authority to issue binding judgments against Borrower or (ii) final settlements requiring payment in excess of Two Hundred Fifty Thousand Dollars ($250,000) by or on behalf of Borrower of any pending litigation, arbitration or mediation, in any event not fully and unconditionally covered by insurance (and of which the insurer has acknowledged in writing its obligation with respect thereto), shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days;
     (i) A Reportable Event that constitutes grounds for termination of any Plan covered by Title IV of ERISA or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan or for the entry of a Lien or encumbrance to secure any deficiency has occurred and is continuing thirty (30) days after its occurrence, or any such Plan is terminated, or a trustee is appointed by an appropriate United States District Court to administer any such Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan, or a Lien or encumbrance is entered to secure any deficiency or claim and, in the case of any of the foregoing, a Material Adverse Effect is reasonably likely to occur as a result;
     (j) Any outstanding equity interest in Borrower is sold or otherwise transferred by the Person owning such equity interest on the date of this Agreement without the prior written consent of the Administrative Agent and the Lenders;
     (k) There shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral that exceeds Five Hundred Thousand Dollars ($500,000) in the aggregate;
     (l) The Guarantor shall fail to maintain any financial ratio or financial covenant contained in the Guaranty, or any Manager terminates any management agreement with Borrower or its Affiliates and the Borrower or its Affiliates shall fail to enter into a management agreement within 30 days following the termination date with a replacement manager on terms reasonably satisfactory to the Administrative Agent;
     (m) Upon the issuance of any execution or distraint process against Borrower or any material portion of the Collateral or any portion of the Real Property, which shall remain undischarged for a period of thirty (30) days;
     (n) Borrower ceases any material portion of its business operations as currently conducted, or the Borrower or any Guarantor voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated;
     (o) Borrower is criminally indicted or convicted under any law and such indictment or conviction, in Administrative Agent’s reasonable determination, may result in the forfeiture of any material portion of the Collateral;
     (p) Borrower or any Affiliate of Borrower, shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or the enforceability of any of the Obligations or the perfection or priority of any Lien granted to Administrative Agent (for the benefit of the Lenders), or Guarantor shall revoke or attempt to revoke, terminate or contest its obligations under the Guaranty, or the Guaranty or any provision thereof, shall cease to be in full force and effect in accordance with its terms and provisions;
     (q) Any Event of Default occurs under or pursuant to (i) any of the Affiliated Loan Documents or (ii) any other agreement for borrowed money with respect to indebtedness in excess of $250,000 and, in any case, continues beyond any applicable grace or cure period so as to permit the acceleration of such indebtedness;
     (r) Borrower shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to have or result in a Material Adverse Effect;
     (s) There shall occur with respect to the Operator or any Location any Medicare or Medicaid survey deficiencies at Level I, J, K, L or worse (i) which deficiencies are not cured within the amount of time permitted by the applicable reviewing agency or (ii) which result in the imposition by any Government Authority or the applicable state survey agency of sanctions in the form of either a program termination, temporary management, denial of payment for new admission (which continues for sixty (60) days or more or pertains to more than one Location) or facility closure;
     (t) A state or federal regulatory agency shall have revoked any license, permit, certificate or Medicaid or Medicare qualification pertaining to the Real Property or any Location, regardless of whether such license, permit, certificate or qualification was held by or originally issued for the benefit of Borrower, a tenant or any other Person, the revocation of which could reasonably be expected to have a Material Adverse Effect;
     (u) Any material default by Borrower under the terms of its Operating Lease following the expiration of any applicable notice and cure period; provided, however, that if the applicable Operating Lease does not provide a notice and cure period, then the notice and cure period provided in subsection (b) of this Section 10.1 will apply to any such monetary default, and the notice and cure period provided in subsection (c) of this Section 10.1 will apply to any such non-monetary default (which respective periods shall commence upon written notice of default from Administrative Agent or the applicable tenant, manager or consultant, whichever occurs first); or
     (v) Lawrence R. Deering, Joseph D. Conte or Gene R. Curcio shall not be senior officers of the Borrower and devote significant time and energy to the business of the Borrower; provided, however, it shall not constitute an Event of Default if any such individual shall fail for any reason to be a senior officer of the Borrower or fail to devote significant time and energy to the business of the Borrower, and such individual shall be promptly replaced by the Borrower with an individual with substantially similar skills and experience (but in no event later than within ninety (90) calendar days of the former individual’s resignation, termination, permanent disability or death) and otherwise acceptable to the Administrative Agent and the Required Lenders in their reasonable and good faith determination.
     Section 10.2. Acceleration. Upon the occurrence of any of the foregoing Events of Default, the Obligations hereunder and under the Notes shall become and be immediately due and payable upon written notice from Administrative Agent; provided, however, that upon the happening of any event specified in Section 10.1(g), all Obligations (including, without limitation, the Deferred Commitment Fee or other fees due upon any termination of this Agreement) shall be immediately due and payable without declaration or other notice to Borrower.
     Section 10.3. Remedies.
     (a) Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Loan Documents, Administrative Agent, in addition to all other rights, options, and remedies granted to Administrative Agent under this Agreement or at law or in equity, may take any of the following steps (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):
          (i) Terminate the Term Loan, whereupon all outstanding Obligations (including, without limitation, the Deferred Commitment Fee) or any other fees due upon any termination of this Agreement shall be immediately due and payable;
          (ii) Exercise all other rights granted to it under this Agreement and all rights under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; and
          (iii) Exercise all rights and remedies under all Loan Documents now or hereafter in effect, including but not limited to:
               (A) The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;
               (B) The right to (by its own means or with judicial assistance) enter any of Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (C) below, without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action;
               (C) The right to require Borrower at Borrower’s expense to assemble all or any part of the Collateral and make it available to Administrative Agent at any place designated by Administrative Agent;
               (D) To accelerate the Term Loan Amount or to use the Collateral and/or funds in the Concentration Account to reduce the Term Loan; and
               (E) The right to enforce Borrower’s rights against Account Debtors and other obligors, including, but not limited to, the right to collect Accounts directly in Administrative Agent’s own name and to charge the collection costs and expenses, including attorneys’ fees, to Borrower.
     (b) Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Personal Property is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Personal Property which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Administrative Agent without prior notice to Borrower. At any sale or disposition of Personal Property, Administrative Agent may (to the extent permitted by applicable law) purchase all or any part of the Personal Property, free from any right of redemption by Borrower, which right is hereby waived and released. Borrower covenants and agrees not to interfere with or impose any obstacle to Administrative Agent’s exercise of its rights and remedies with respect to the Collateral. Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Administrative Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. Administrative Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Administrative Agent sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Administrative Agent and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Administrative Agent may resell the Collateral and Borrower shall be credited with the proceeds of the sale. Borrower shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.
     (c) Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Administrative Agent its lawful attorney-in-fact with full power of substitution in the Property to use unadvanced funds remaining under the Notes or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Collateral; to execute all applications and certificates in the name of Borrower prosecute and defend all actions or proceedings in connection with the Collateral (including any Leases pertaining to Real Property); and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.
     Section 10.4. Nature of Remedies. Administrative Agent shall have the right to proceed against all or any portion of the Collateral to satisfy in any order (a) the liabilities and Obligations of Borrower to Administrative Agent and the Lenders under this Agreement or any other Loan Documents evidencing financings provided to Borrower or (b) the liabilities and obligations of Borrower, Guarantor and their respective Affiliates to Administrative Agent and the Lenders under the Affiliated Loan Documents. All rights and remedies granted Administrative Agent and the Lenders under this Agreement and under any agreement referred to in this Agreement, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Administrative Agent (for the benefit of the Lenders) may proceed with any number of remedies at the same time until the Loan, and all other existing and future liabilities and obligations of Borrower to Administrative Agent and Lenders, are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Administrative Agent (for the benefit of the Lenders), upon the occurrence of an Event of Default, may proceed against Borrower, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order. All sums received from Borrower and/or the Collateral in respect of the Loan may be applied by Administrative Agent to any liabilities and obligations of Borrower under the Loan Documents and the Affiliated Loan Documents in such order of application and in such amounts as Administrative Agent shall deem appropriate in its discretion. Borrower waives any right it may have to require Administrative Agent or Lenders to pursue any Person for any of the Obligations.
     Section 10.5. Waivers by Borrower.
     (a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, Borrower hereby waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, the Notes or any other notes, commercial paper, Accounts, contracts, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Administrative Agent may do in this regard; (ii) all rights to notice and a hearing prior to Administrative Agent’s taking possession or control of, or to Administrative Agent’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Administrative Agent to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Borrower acknowledges that it has been advised by counsel of its choice and decision with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby.
     (b) Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Administrative Agent; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Administrative Agent with respect to the payment or other provisions of this Loan Agreement, the Notes, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other tax; and (iv) expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
     (c) Each and every covenant and condition for the benefit of Administrative Agent contained in this Agreement and the other Loan Documents may be waived by Administrative Agent; provided, however, that to the extent that Administrative Agent may have acquiesced in any noncompliance with any requirements or conditions precedent to the Closing of the Term Loan or to any subsequent disbursement of Term Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Administrative Agent of such requirements with respect to any future disbursements of Loan proceeds and Administrative Agent may at any time after such acquiescence require Borrower to comply with all such requirements. Any forbearance by Administrative Agent in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, including any failure to accelerate the Maturity Date shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loan or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Loan Documents. Administrative Agent’s acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of Administrative Agent’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Administrative Agent shall not be a waiver of Administrative Agent’s right to accelerate the maturity of the Loan, nor shall Administrative Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive Borrower’s or Guarantor’s default in payment of sums secured by any of the Loan Documents.
     (d) Without limiting the generality of anything contained in this Agreement or the other Loan Documents, Borrower agrees that if an Event of Default is continuing (i) Administrative Agent is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Administrative Agent shall remain in full force and effect until Administrative Agent has exhausted all of its remedies against the Collateral and any other properties owned by Borrower and the Loan Documents and other security instruments or agreements securing the Loan has been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrower’s obligations under the Notes.
     (e) Nothing contained herein or in any other Loan Document shall be construed as requiring Administrative Agent to resort to any part of the Collateral for the satisfaction of any of Borrower’s obligations under the Loan Documents in preference or priority to any other Collateral, and Administrative Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrower’s obligations under the Loan Documents. In addition, Administrative Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Loan Documents then due and payable as determined by Administrative Agent in its sole discretion, including, without limitation, the following circumstances: (i) if Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Administrative Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) if Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Notes, Administrative Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Notes as Administrative Agent may accelerate and such other sums secured by one or more of the Loan Documents as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Loan Documents to secure payment of sums secured by the Loan Documents and not previously recovered.
     (f) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to Borrower which would require the separate sale of the any of the Collateral or require Administrative Agent to exhaust its remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Administrative Agent, the foreclosure and sale either separately or together of each part of the Collateral.
     Section 10.6. Injunctive Relief.
     The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Loan Documents, Administrative Agent may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives the requirement of the posting of any bond in connection with such injunctive relief.
     Section 10.7. Marshalling.
     Administrative Agent shall have no obligation to marshal any assets in favor of any Credit Party, or against or in payment of any of the other Obligations or any other obligation owed to Administrative Agent or Lenders by any Credit Party.
     Section 10.8. Recourse to Borrower.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Term Loan shall be fully recourse to Borrower, and Administrative Agent shall be authorized, in its sole and absolute discretion, to enforce any or all of its remedies hereunder against Borrower, including all present and future revenue and assets of Borrower, whether or not such assets have been pledged as collateral for the Term Loan.
     Section 10.9. Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Administrative Agent (which consent shall not unreasonably be withheld, delayed or conditioned). Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to the Obligations as provided in this Section.
ARTICLE XI
AGENCY PROVISIONS
     Section 11.1. Appointment and Authorization.
     (a) Each Lender hereby irrevocably appoints and authorizes Administrative Agent to enter into each of the Loan Documents on its behalf and to take such actions as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms hereof and thereof, together with all such powers as are reasonably incidental thereto. Except as otherwise expressly provided in Section 11.1(b) below or Section 12.2, Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Article XI are solely for the benefit of Administrative Agent and Lenders and neither Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Credit Party. Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.
     (b) The consent of Required Lenders and Borrowers will be required to amend, modify or terminate this Agreement, and the consent of Requisite Lenders will be required to waive any provision of this Agreement or any of the other Loan Documents in favor of Lenders or to Administrative Agent for the benefit of the Lenders (unless such provision relates solely to an Obligation of a single Lender, in which case, such Lender shall be entitled to waive such provision for itself only), or to amend, modify or terminate any provision of this Agreement or any of the other Loan Documents in any material respect, including, without limitation, any of the following such amendments, modifications or termination:
          (i) consent to allow the Borrower to create, incur, assume or suffer to exist any liability for subordinate debt, or Lien (other than Permitted Liens) against any of the Collateral;
          (ii) execute and deliver any intercreditor or subordination agreements related to any Debt;
          (iii) accelerate all of the Obligations under the Term Loan pursuant to Section 10.2;
          (iv) commence foreclosure on any of the Collateral (or accept a deed in lieu thereof), seek appointment of a receiver, or terminate any Operating Lease;
          (v) release of any portion of the Collateral, except as expressly permitted under the provisions of this Agreement; or
          (vi) consent to the assignment, delegation or other transfer by any Borrower or other Credit Party of any of its rights and obligations under any Loan Document.
     In addition to and without limiting the foregoing, so long as any Lender holds a Pro Rata Share of thirty-four percent (34%) or more, Administrative Agent shall not consent to or approve or determine the following matters without the prior written consent of such Lender:
          (A) imposition of the Default Rate pursuant to Section 2.1 of this Agreement;
          (B) application of proceeds or collections pursuant to Section 2.4(c), Section 10.4, Section 12.25(a)(iv) or Section 12.25(a)(vi) of this Agreement;
          (C) waiver of any covenant set forth in Article V or Article VI of this Agreement;
          (D) declare an Event of Default pursuant to Section 10.1;
          (E) exercise any remedies pursuant to Section 10.3;
          (F) foreclose on any of the Collateral as provided in Section 10.5(e); and
          (G) any change in any insurance requirements with respect to any Borrower.
     In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have denied the giving of such consent.
     Section 11.2. Administrative Agent and Affiliates. Administrative Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent, and Administrative

Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Borrower as if it were not Administrative Agent hereunder.
     Section 11.3. Action by Administrative Agent. The duties of Administrative Agent shall be mechanical and administrative in nature. Except only as provided by applicable law, Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Administrative Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.
     Section 11.4. Consultation with Experts. Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
     Section 11.5. Liability of Administrative Agent. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that Administrative Agent shall be liable to the extent of its gross negligence or willful misconduct as determined by a court of competent jurisdiction. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Loan Document; (c) the satisfaction of any condition specified in any Loan Document, except receipt of items required to be delivered to Administrative Agent; (d) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Borrower. Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to promptly return to such Lender any such erroneous payments received by them).
     Section 11.6. Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Administrative Agent (to the extent not reimbursed by Borrower or any other Credit Party) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction) that Administrative Agent actually suffers or incurs in connection with the Loan Documents or any action taken or omitted by Administrative Agent hereunder or thereunder. If any indemnity furnished to Administrative Agent for any purpose shall, in the reasonable, good faith opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional reasonable indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional reasonable indemnity is furnished. The obligations of Lenders under this Section 11.6 shall survive the payment in full of the Obligations and the termination of this Agreement.
     Section 11.7. Right to Request and Act on Instructions. Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders and, notwithstanding the instructions of Required Lenders, Administrative Agent shall have no obligation to take any action if it believes, in good faith after consultation with legal counsel, that such action exposes Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.
     Section 11.8. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.
     Section 11.9. Collateral Matters. Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent under any Loan Document (a) upon termination of this Agreement and payment in full of all Obligations; or (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under any Loan Document, if any (it being understood and agreed that Administrative Agent may conclusively rely without further inquiry on a certificate of a senior officer of Borrowers as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents); or (c) subject to Section 12.2, if approved, authorized or ratified in writing by the Required Lenders. Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.9.
     Section 11.10. Agency for Perfection. Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Administrative Agent) obtain possession or control of any such assets, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s written request therefore, shall deliver such assets to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions. Each Lender agrees that, except as otherwise provided herein (including pursuant to Section 10.9), it will not have any right individually to enforce or seek to enforce any Loan Document or to realize upon any Collateral for the Loan unless instructed to do so by Administrative Agent, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.
     Section 11.11. Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower or other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” or substantially similar words. Administrative Agent will promptly notify each Lender in writing of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders in accordance with the terms hereof. Unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.
     Section 11.12. Successor Administrative Agent. Administrative Agent may resign at any time by giving reasonable advance written notice thereof to the Lenders and Borrower. Upon any such resignation, Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a financial institution organized or licensed under the laws of the United States of America or of any State thereof with assets or capital of at least One Hundred Million Dollars ($100,000,000). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.
     Section 11.13. Term Loan Principal Payment; Return of Payments; Defaulted Lender.
     (a) Payments of principal of the Term Loan will be settled on the date of receipt if received by Administrative Agent on the first Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the first Business Day of a month.
     (b) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate. If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind. As used herein, the term “Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.
     (c) The failure of any Lender (“Defaulted Lender”) to make any Loan, advance or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Loan, advance or payment, but neither any Lender nor Administrative Agent shall be responsible for the failure of any Defaulted Lender to make a Loan, advance or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower’s written request, Administrative Agent or a Person reasonably acceptable to Administrative Agent shall have the right with Administrative Agent’s consent and in Administrative Agent’s sole discretion (but shall have no obligation) to purchase from any Defaulted Lender, and each Defaulted Lender agrees that it shall, at Administrative Agent’s request, sell and assign to Administrative Agent or such Person, all of the lending commitments and commitment interests of that Defaulted Lender for an amount equal to the principal balance of all Loan held by such Defaulted Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

ARTICLE XII
MISCELLANEOUS
     Section 12.1. Expenses and Taxes.
     (a) Borrower agrees to pay, whether or not the Closing occurs, a reasonable documentation preparation fee, together with actual legal, audit and appraisal fees and all other out-of-pocket charges and expenses incurred by Administrative Agent and LaSalle Bank in connection with the negotiation, preparation, legal review and execution of each of the Loan Documents, including, but not limited to, UCC and judgment lien searches, title, litigation, tax and bankruptcy searches, title insurance policies, environmental insurance policies and UCC filings and fees for post-Closing UCC, title and other lien searches. In addition, Borrower shall pay all such fees and expenses of Administrative Agent associated with any amendments, modifications and terminations to the Loan Documents following Closing. If Administrative Agent or LaSalle Bank uses in-house counsel for any of these purposes, Borrower further agrees that its Obligations under the Loan Documents include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Administrative Agent for the work performed.
     (b) Borrower also agrees to pay all out-of-pocket charges and expenses incurred by Administrative Agent and LaSalle Bank (including the court costs and fees and expenses of Administrative Agent’s and LaSalle Bank’s counsel, advisers and consultants) in connection with (i) the administration, enforcement, protection or preservation of any right or claim of Administrative Agent or, as applicable, Lenders (including any foreclosure sale, deed in lieu transaction or costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings in connection with the enforcement of this Agreement), (ii) recording, filing and registration fees and charges, mortgage or documentary taxes, UCC searches, title and survey charges, (iii) all fees and disbursements of Administrative Agent’s consultants as provided herein, (iv) the termination of this Agreement, (v) the creation, preservation, perfection, maintenance, amendment and termination of any Liens of Administrative Agent (for the benefit of the Lenders) on the Collateral, (vi) the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Administrative Agent and Lenders hereunder, and (vii) the collection of any amounts due under the Loan Documents. If Administrative Agent uses in-house counsel for any of these purposes (i.e., for any task in connection with the enforcement, protection or preservation of any right or claim of Administrative Agent and the collection of any amounts due under its Loan Documents), Borrower further agrees that its Obligations under the Loan Documents include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Administrative Agent for the work performed.
     (c) Borrower shall pay all taxes (other than taxes based upon or measured by Administrative Agent’s or Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Notes and the recording of any Loan Documents. The obligations of Borrower under this clause (c) shall survive the payment of Borrower’s indebtedness under this Agreement and the termination of this Agreement.
     Section 12.2. Entire Agreement; Amendments. This Agreement and the other Loan Documents constitute the full and entire understanding and agreement among the parties with regard to their subject matter and supersede all prior written or oral agreements, understandings, representations and warranties made with respect thereto. Any provision of this Agreement or the Notes may be amended, modified or waived if, but only if, such amendment, modification or waiver is in writing and is signed by Borrower and the Required Lenders, or the Administrative Agent upon the written consent of the Required Lenders, and then any such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose for which given, and, if (a) any amendment would increase such Lender’s funding obligations in respect of the Term Loan, by such Lender, and (b) the rights or duties of Administrative Agent are affected thereby, by Administrative Agent; provided, however, that, notwithstanding anything to the contrary herein, no such amendment, modification or waiver shall, unless signed by all the Lenders; (i) reduce the principal of, rate of interest on or any fees with respect to the Term Loan; (ii) postpone the date fixed for payment of principal of the Term Loan, or of interest on the Term Loan or any fees hereunder or for any termination of any commitment; (iii) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (iv) release any Person from its obligations under any Guaranty or pledge agreement at any time provided in connection with this Agreement; (v) amend or waive this Section 12.2 or the definitions of the terms used in this Section 12.2 insofar as the definitions affect the substance of this Section 12.2; or (vi) consent to the assignment, delegation or other transfer by any Borrower of any of its rights and obligations under any Loan Document.
     Section 12.3. No Waiver; Cumulative Rights. No waiver by any party to this Agreement of any one or more defaults by the other party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement, nor acceptance of partial performance or partial payment, shall operate as a waiver of such right, power or remedy nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to any party to this Agreement at law, in equity or otherwise.
     Section 12.4. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice under this Agreement:
(a)	If to Administrative Agent, at:
Merrill Lynch Capital, a Division of

Merrill Lynch Business Financial Services Inc.
222 N. LaSalle Street – 16th Floor
Chicago, Illinois 60601
Attention: Vice President, Portfolio Manager
Telephone: 312-499-3128
Facsimile: 312-499-3026
With a copy to:
Merrill Lynch Capital, a Division of
Merrill Lynch Business Financial Services Inc.
222 N. LaSalle Street – 16th Floor
Chicago, Illinois 60601
Attention: Health Care Legal
Telephone: 312-499-3140
Facsimile: 312-499-3026

With a copy to:
Duane Morris LLP
227 West Monroe St. — Suite 3400
Chicago, Illinois 60606
Attention: Brian P. Kerwin, Esq.
Telephone: 312-499-6737
Facsimile: 312-499-6701
(b)	If to Borrower, at:
Tandem Health Care, Inc.
800 Concourse Parkway South
Suite 200
Maitland, Florida 32751
Attention: Lawrence R. Deering, CEO, and to Rosemary L. Corsetti, Esq.
Telephone: 407-571-1550
Facsimile: 407-571-1678
     If mailed, notice shall be deemed to be given five (5) days after being sent, and if sent by personal delivery, telecopier or prepaid courier, notice shall be deemed to be given when delivered.
     Section 12.5. Severability. If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, Administrative Agent (on behalf of Lenders) may, but is not obligated to, advance funds to Borrower under this Agreement until the parties to this Agreement amend this Agreement so as to effect the original intent of the parties as closely as possible in a valid and enforceable manner.
     Section 12.6. Successors; Assignments; Participations.
     (a) This Agreement, the Notes, and the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Administrative Agent and Lenders and their respective successors and assigns and shall bind all Persons who become bound as a debtor to this Agreement. Notwithstanding the foregoing, Borrower may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Administrative Agent, which may be withheld in Administrative Agent’s discretion.
     (b) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loan and interest in the Term Loan with the prior consent of Administrative Agent (provided, however, no consent of any kind from

Administrative Agent shall be required for an assignment by LaSalle Bank or Merrill Lynch to a third party financial institution or lender with assets or capital of at least One Hundred Million Dollars ($100,000,000)) and, so long as no Event of Default exists, Borrower (which consent shall not be unreasonably withheld, delayed or conditioned and shall not be required for an assignment by a Lender to a Lender or to an Affiliate of a Lender or by LaSalle Bank or Merrill Lynch to a third party financial institution or lender with assets or capital of at least One Hundred Million Dollars ($100,000,000)). Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Administrative Agent shall have received and accepted a mutually acceptable Assignment Agreement (“Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of Three Thousand Five Hundred Dollars ($3,500), but without payment of any such fee for an assignment by LaSalle Bank or Merrill Lynch. Any attempted assignment not made in accordance with this Section shall be treated as the sale of a participation under Section 12.6(f). Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within three (3) Business Days after notice thereof.
     (c) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the aggregate principal amount of the Assignee’s percentage interest in the principal amount of the Assignee’s Term Loan (and, as applicable, a Note in the principal amount of that portion of the principal amount of the Term Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.
     (d) Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive (absent manifest error), and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Administrative Agent.
     (e) Notwithstanding the foregoing provisions of this Section 12.6 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loan and its Note as collateral security to a Federal Reserve Bank or, as applicable, to such Lender’s trustee for the benefit of its investors (but no such assignment shall release any Lender from any of its obligations hereunder).

     (f) Any Lender may at any time sell to one or more Persons participating interests in its portion of the Loan, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 12.2 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 10.9.
     Section 12.7. Counterparts; Fax Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one instrument. A fax signature hereto shall be as legally binding as a signed original hereto for all purposes.
     Section 12.8. Interpretation. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The titles of the paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Any pronoun used in this Agreement shall be deemed to include singular and plural and masculine, feminine and neuter gender as the case may be. The words “herein,” “hereof,” and “hereunder” shall be deemed to refer to this entire Agreement, except as the context otherwise requires.
     Section 12.9. Survival of Terms. All covenants, agreements, representations and warranties made in this Agreement, any other Loan Document, and in any certificates and other instruments delivered in connection with this Agreement shall be considered to have been relied upon by Administrative Agent and shall survive the making by Administrative Agent and Lenders of the Term Loan contemplated by this Agreement and the execution and delivery to Administrative Agent of the Notes, and shall continue in full force and effect until all liabilities and obligations of Borrower to Administrative Agent and Lenders are satisfied in full. All indemnity obligations of Borrower under any of the Loan Documents shall survive the termination of such Loan Document. Borrower’s Obligations under this Agreement shall continue to be effective, and Borrower’s Obligations shall be reinstated, if at any time payment of all or any part of the of the Obligations is rescinded or must otherwise be returned or restored by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, a Guarantor or otherwise, all as though such payment had not been made. Without limitation of the foregoing, to the extent that the Borrower makes a payment or payments to the Administrative Agent or Lenders or the Administrative

Agent enforces its Liens or Administrative Agent or any Lender exercises its respective rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
     Section 12.10. Release of Administrative Agent and Lenders. For and in consideration of the Loan and each advance or other financial accommodation hereunder, each Borrower, voluntarily, knowingly, unconditionally, and irrevocably, with specific and express intent, for and on behalf of itself and its agents, attorneys, heirs, successors, and assigns (collectively the “Releasing Parties”) does hereby fully and completely release, acquit and forever discharge Administrative Agent and each Lender, and each of their respective successors, assigns, heirs, affiliates, subsidiaries, parent companies, principals, directors, officers, employees, shareholders and agents (hereinafter called the “Lender Parties”), and any other person, firm, business, corporation, insurer, or association which may be responsible or liable for the acts or omissions of the Lender Parties, or who may be liable for the injury or damage resulting therefrom (collectively the “Released Parties”), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses, fees (including, without limitation, reasonable attorneys’ fees) and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown that the Releasing Parties (or any of them) have or may have, against the Released Parties or any of them (whether directly or indirectly) relating to events occurring on or before the date of this Agreement, other than any claim as to which a final determination is made in a judicial proceeding (in which the Administrative Agent and the applicable Lenders or any of the Released Parties have had an opportunity to be heard) which determination includes a specific finding that one of the Released Parties acted in a grossly negligent manner or with actual willful misconduct. Each Borrower acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by each Lender in agreeing to make the Loan and in making each advance of Loan proceeds hereunder.
     Section 12.11. Time; Reliance by Administrative Agent. Whenever Borrower is required to make any payment or perform any act on a Saturday, Sunday, or a legal holiday under the laws of the State of Illinois (or other jurisdiction where Borrower is required to make the payment or perform the act), the payment may be made or the act performed on the next Business Day. Time is of the essence in Borrower’s performance under this Agreement and all other Loan Documents. The Borrower acknowledges that the Administrative Agent and Lenders, in entering into this Agreement and agreeing to make the Term Loan and otherwise extend credit to the Borrower hereunder, have relied upon the accuracy of the covenants, agreements, representations and warranties made herein by the Borrower and the information delivered by the Borrower to the Administrative Agent and Lenders in connection herewith (including, without limitation, all financial information and data).
     Section 12.12. Commissions. Except as disclosed in Schedule 12.12 of the Information Certificate, the transaction contemplated by this Agreement was brought about by Administrative

Agent and Lenders and Borrower acting as principals and without any brokers, agents, or finders being the effective procuring cause. Borrower represents that it has not committed Administrative Agent or any Lender to the payment of any brokerage fee, commission, or charge in connection with this transaction except for fees set forth in this Agreement. If any such claim is made on Administrative Agent or any Lender by any broker, finder, or agent or other person, Borrower shall indemnify, defend, and hold Administrative Agent and each Lender harmless from and against the claim and will defend any action to recover on that claim, at Borrower’s cost and expense, including, without limitation, attorneys’ fees of Administrative Agent and Lender. Borrower further agrees that until any such claim or demand is adjudicated in favor of Administrative Agent and Lenders’ favor, the amount demanded will be deemed a liability of Borrower under this Agreement, secured by the Collateral.
     Section 12.13. Third Parties. No rights are intended to be created under this Agreement or under any other Loan Document for the benefit of any third party donee, creditor, or incidental beneficiary of Borrower or any Guarantor. Nothing contained in this Agreement shall be construed as a delegation to Administrative Agent of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract in which Administrative Agent has a security interest. Administrative Agent shall not be liable to any contractors, subcontractors, suppliers, architects engineers, tenants or other party for labor or services performed or materials supplied in connection with any Collateral. Administrative Agent shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Collateral. Administrative Agent neither undertakes nor assumes any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Collateral. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information to Borrower by Administrative Agent in connection with such matters is for the protection of Administrative Agent only, and neither Borrower nor any third party is entitled to rely thereon.
     Section 12.14. Discharge of Borrower’s Obligations. Administrative Agent, in its discretion, shall have the right at any time, and from time to time, with ten (10) Business Days prior notice to Borrower if Borrower fails to do so, to: (a) obtain insurance covering any of the Collateral as required under this Agreement; (b) pay for the performance of any of Borrower’s obligations under this Agreement; (c) discharge taxes, Liens, security interests, or other encumbrances at any time levied or placed on any of the Collateral in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (d) pay for the maintenance and preservation of any of the Collateral. Expenses and advances shall be added to the outstanding balance of the Term Loan (and to such credit facility as Administrative Agent shall elect, including pursuant to the Affiliated Loan Documents) until reimbursed to Administrative Agent and shall be secured by the Collateral and payable immediately upon demand of Administrative Agent. Any such payments and advances by Administrative Agent shall not be construed as a waiver by Administrative Agent of an Event of Default.
     Section 12.15. Information to Participants. Administrative Agent shall have the right (but shall be under no obligation, except with respect to Lenders party to this Agreement on the date hereof or at such other Lender’s reasonable request) to make available to any party for the purpose of granting participations in or selling, transferring, assigning or conveying all or any part of the Term Loan (including any governmental agency or authority and any prospective bidder at any foreclosure sale of any Collateral) any and all information that Administrative Agent may have with respect to the Collateral and Borrower, whether provided by Borrower, Guarantor or any third party or obtained as a result of any environmental assessments, provided, however, that Administrative Agent instructs any such party to keep such information confidential. Borrower and Guarantor agree that Administrative Agent shall have no liability whatsoever as a result of delivering any such information to any third party, and Borrower and Guarantor, on behalf of themselves and their successors and assigns, hereby release and discharge Administrative Agent from any and all liability, claims, damages, or causes of action, arising out of, connected with or incidental to the delivery of any such information to any third party in accordance with this Section.
     Section 12.16. Indemnity. Borrower hereby indemnifies and agrees to defend (with counsel acceptable to Administrative Agent and the applicable Lender) and hold harmless Administrative Agent, each Lender, each of their respective partners, directors, parent companies, subsidiaries, shareholders, affiliates, officers, agents and employees (collectively, “Indemnitee”) from and against any liability, loss, cost, expense (including, without limitation, reasonable attorneys’ fees and expenses for both in-house and outside counsel), claim, damage, suit, action or proceeding ever suffered or incurred by Administrative Agent or any Lender or other Indemnitee or in which Administrative Agent or any Lender or other Indemnitee may ever be or become involved (whether as a party, witness or otherwise) (a) arising from Borrower’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under this Agreement, (b) arising from the breach of any of the representations or warranties contained in Article IV of this Agreement, (c) by reason of any third party claim or proceeding arising out of this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, or (d) relating to claims of any Person with respect to the Collateral, except to the extent any of the foregoing are the result of, as applicable, Administrative Agent’s or Lender’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 12.16 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE PERSON SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWER OR TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
     Section 12.17. Administrative Agent Approvals. Unless expressly provided herein to the contrary, any approval, consent, decision, waiver or satisfaction of Administrative Agent or any Lender with respect to any matter that is the subject of this Agreement or the other Loan Documents (a “Credit Decision”) may be granted, withheld, determined or exercised by Administrative Agent or the applicable Lender in its “commercial credit judgment”. “Commercial credit judgment” means in its sole and absolute credit judgment exercised in a manner consistent with Administrative Agent’s or the applicable Lender’s commercial business practices, as they may be in effect or exercised generally by Administrative Agent or such Lender from time to time for borrowers of this type.
     Section 12.18. Further Assurances. Borrower hereby agrees that at any time and from time to time, at the expense of Borrower, Borrower shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Administrative Agent or any of its agents to exercise and enforce its rights and remedies under this Agreement with respect to any portion of such collateral, or to more fully carry out the intent of this Agreement.
     Section 12.19. Definitions Include Amendments. Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Administrative Agent. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.
     Section 12.20. Claims Against Administrative Agent and Lenders. Administrative Agent and Lenders shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Administrative Agent and Lenders within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Administrative Agent or Lenders, as applicable, does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Administrative Agent and Lenders arising by reason of any alleged default by Administrative Agent or Lenders as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to Administrative Agent and Lenders’ ability to enforce their respective remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between, on the one hand, Administrative Agent and Lenders, and, on the other hand, Borrower, with regard to the Loan. No Guarantor or Tenant is intended to have any rights as a third-party beneficiary of the provisions of this Section.
     Section 12.21. Set-Offs. Without limitation of Section 10.9, after the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Administrative Agent from time to time to charge Borrower’s accounts and deposits with Administrative Agent (or its Affiliates), and to pay over to Administrative Agent an amount equal to any amounts from time to time due and payable to Administrative Agent hereunder, under the Notes or under any other Loan Document. Borrower hereby grants to Administrative Agent (for the benefit of the Lenders) a security interest in and to all such accounts and deposits maintained by Borrower with Administrative Agent (or its Affiliates).
     Section 12.22. Relationship. The relationship between, on the one hand, Administrative Agent and Lenders, and Borrowers, on the other hand, shall be that of creditor-debtor only. No term in this Agreement or in the other Loan Documents and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by Administrative Agent or Lenders to Borrower or any other party.
     Section 12.23. Agents; Borrower Authorizing Accounting Firm. In exercising any rights under the Loan Documents or taking any actions provided for therein, Administrative Agent and Lenders may act through their respective employees, agents or independent contractors as authorized by Administrative Agent, and as applicable, Lenders. Borrower shall authorize its accounting firm and/or service bureaus to provide Administrative Agent and each Lender with such information as is requested by Administrative Agent and such Lender in accordance with this Agreement. Borrower authorizes Administrative Agent and each Lender to contact directly any such accounting firm and/or service bureaus to obtain such information.
     Section 12.24. Joint and Several Liability; Binding Obligations.
     (a) Borrower is defined collectively to include all Persons constituting the Borrower; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person comprising the Borrower; provided, further, in case of any question as to which particular Person is to be deemed a Borrower in any given context for purposes of any term or provision contained in this Agreement, the Administrative Agent shall make such determination. Each Person comprising Borrower shall be jointly and severally liable for all of the obligations of Borrower under this Agreement and the Operators under the Affiliated Loan Documents (the “Affiliated Borrowers”), regardless of which of the Borrowers or the Affiliated Borrowers actually receives the proceeds of the Loan or the benefit of any other extensions of credit hereunder or the Loan or the benefit of any other extension of credit or loans under the Affiliated Loan Documents, or the manner in which the Borrowers, the Affiliated Borrowers, the Administrative Agent or the Lenders account therefor in their respective books and records. In addition, each entity comprising Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person comprising Borrower as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Article X of this Agreement are to be applied to each individual Person comprising the Borrower (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Article X of this Agreement as to any Person comprising the Borrower shall constitute an Event of Default even if such event has not occurred as to any other Persons comprising the Borrower or as to all such Persons taken as a whole (except as otherwise expressly provided therein by, for example, the use of the term “Material Adverse Effect”).
     (b) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers and the Affiliated Borrowers because of, inter alia, their combined ability to bargain with other Persons including, without limitation, their ability to receive the credit facilities under the Affiliated Loan Documents on favorable terms granted by this Agreement and other Loan Documents and the Affiliated Loan Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the Term Loan with the credit support of the other Borrowers as contemplated by this Agreement and the other Loan Documents and the credit support of the Operators as contemplated by the Affiliated Loan Documents.
     (c) The Administrative Agent and each Lender has advised the Borrowers that it is unwilling to enter into this Agreement, the other Loan Documents and the Affiliated Loan Documents and make available the Term Loan extended hereby or thereby to any Borrower or Affiliated Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and other Loan Documents and of each Affiliated Borrower under the Affiliated Loan Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the Term Loan and to each Affiliated Borrower of the credit facilities under the Affiliated Loan Documents and the interest rates and the modes of borrowing available hereunder and thereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers or Affiliated Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the Term Loan would not be made available on the terms herein in the absence of the collective credit of all of the Persons constituting the Borrower and the Affiliated Borrowers, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons hereunder and under the Affiliated Loan Documents. Accordingly, each Borrower, individually acknowledges that the benefit to each of the Persons comprising the Borrower as a whole constitutes reasonably equivalent value, regardless of the amount of the Term Loan actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.
     (d) Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement, the other Loan Documents and the Affiliated Loan Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section) is reasonably equivalent to the obligations undertaken pursuant hereto.
     (e) The Borrower Agent (on behalf of each Borrower) shall maintain records specifying (a) all Obligations incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Obligations and (d) all inter-Borrower obligations pursuant to this Section. The Borrower Agent shall make copies of such records available to the Administrative Agent, upon request.
     (f) To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder, under the other Loan Documents and under the Affiliated Loan Documents invalid or unenforceable, such Borrower’s obligations hereunder and under the other Loan Documents and Affiliated Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Loan Documents and Affiliated Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section were not a part of this Agreement.
     (g) To the extent that any Borrower shall make a payment under this Section of all or any of the Obligations (other than the Loan made to that Borrower for which it is primarily liable) (a “Joint Liability Payment”) which, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Joint Liability Payments in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Joint Liability Payments, then, following indefeasible payment in full in cash of the Obligations and termination of the Term Loan, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
     (h) [Reserved]
     (i) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Administrative Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower or Affiliated Borrower and delivered to Administrative Agent; (iii) failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the United States Bankruptcy Code, or any similar proceeding, by or against a Borrower or Affiliated Borrower or Administrative Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower or Affiliated Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code; (vi) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of Administrative Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
     (j) Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower or Affiliated Borrower including, without limitation, (i) a payment made by such Borrower or Affiliated Borrower on behalf of the liabilities of any other Borrower or Affiliated Borrower or (ii) a payment made by any other Person under any guaranty, shall entitle such Borrower or Affiliated Borrower, by subrogation or otherwise, to any payment from any other Borrower or Affiliated Borrower or from or out of any other Borrower’s or Affiliated Borrower’s property and such Borrower or Affiliated Borrower shall not exercise any right or remedy against any other Borrower or Affiliated Borrower or any property of any other Borrower or Affiliated Borrower by reason of any performance of such Borrower or Affiliated Borrower of its joint and several obligations hereunder.
     (k) Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers and Affiliated Borrowers, jointly and severally. Notice given by Administrative Agent or any Administrative Agent to any one Borrower or Affiliated Borrower hereunder or pursuant to any Loan Documents or Affiliated Loan Documents in accordance with the terms hereof or thereof shall constitute notice to each and every Borrower and Affiliated Borrower. The knowledge of one Borrower or Affiliated Borrower shall be imputed to all Borrowers and Affiliated Borrowers and any consent by one Borrower or Affiliated Borrower shall constitute the consent of and shall bind all Borrowers and Affiliated Borrower.
     (l) This Section is intended only to define the relative rights of Borrower and Affiliated Borrowers and nothing set forth in this Section is intended to or shall impair the obligations of Borrower, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Loan Documents. Nothing contained in this Section shall limit the liability of any Borrower to pay the Loan made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.
     (m) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers or Affiliated Borrowers under this Section shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Term Loan and under the Affiliated Loan Documents.
     Section 12.25. Guarantor Provisions.
     (a) Consents. Each Borrower, as joint and several primary obligor of the Obligations directly incurred by any other Borrower or by any Affiliated Borrower, authorizes Administrative Agent (but subject to the rights of the Lenders set forth in this Agreement), without giving notice to such Borrower or to any other Borrower or any Affiliated Borrower (to the extent permitted hereunder or under any Affiliated Loan Document) or obtaining such Borrower’s consent or any other Borrower’s or Affiliated Borrower’s consent (to the extent permitted hereunder or under any Affiliated Loan Document) and without affecting the liability of such Borrower for the Obligations directly incurred by the other Borrower or Affiliated Borrower, from time to time to:
i.	compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations; grant other indulgences to any Borrower in respect thereof; or modify in any manner any documents relating to the Obligations;

ii.	declare all Obligations due and payable upon the occurrence and during the continuance of an Event of Default;

iii.	take and hold security for the performance of the Obligations of any Borrower and exchange, enforce, waive and release any such security;

iv.	apply and reapply such security and direct the order or manner of sale thereof as Administrative Agent, in its sole discretion, may determine;

v.	release, surrender or exchange any deposits or other property securing the Obligations or on which Administrative Agent at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Obligations of any other Borrower or Affiliated Borrower or such Borrower; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other Person who is now or may hereafter be liable on any Obligations or release, surrender or exchange any deposits or other property of any such Person;

vi.	apply payments received by Administrative Agent from any Borrower or any Affiliated Borrower to any Obligations, in such order as Administrative Agent shall determine, in its sole discretion; and

vii.	assign this Agreement in whole or in part.
     (b) Waivers. Each Borrower, as a primary, joint and several obligor with respect to the Obligations directly incurred by any other Borrower or any Affiliated Borrower, hereby waives:
i.	any defense based upon any legal disability or other defense of any other Borrower or any Affiliated Borrower, or by reason of the cessation or limitation of the liability of any other Borrower or any Affiliated Borrower from any cause (other than full payment of all Obligations), including, but not limited to, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, and usury;

ii.	any defense based upon any legal disability or other defense of any other guarantor or other Person;

iii.	any defense based upon any lack of authority of the officers, directors, members, managers, partners or agents acting or purporting to act on behalf of any other Borrower or Affiliated Borrower or any principal of any other Borrower or Affiliated Borrower or any defect in the formation of any other Borrower or Affiliated Borrower or any principal of any other Borrower or Affiliated Borrower;

iv.	any defense based upon the application by any other Borrower or Affiliated Borrower of the proceeds of the Loan or the loans under the Affiliated Loan Documents for purposes other than the purposes represented by such other Borrower or Affiliated Borrower to Administrative Agent or intended or understood by Administrative Agent or such Borrower;

v.	any defense based on such Borrower’s rights, under statute or otherwise, to require Administrative Agent to sue any other Borrower or Affiliated Borrower or otherwise to exhaust its rights and remedies against any other Borrower or Affiliated Borrower or any other Person or against any collateral before seeking to enforce its right to require such Borrower to satisfy the Obligations of any other Borrower or Affiliated Borrower;

vi.	any defense based on Administrative Agent’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents or by any Affiliated Borrower of any provisions of the Affiliated Loan Documents. Such Borrower agrees that no such failure shall waive, alter or diminish any right of Administrative Agent thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Administrative Agent from foreclosing on any Lien, or exercising any rights available to Administrative Agent thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of such Borrower;

vii.	any defense arising from any act or omission of Administrative Agent which changes the scope of such Borrower’s risks hereunder;

viii.	any defense based upon Administrative Agent’s election of any remedy against such Borrower or any other Borrower or Affiliated Borrower or any of them; any defense based on the order in which Administrative Agent enforces its remedies;

ix.	any defense based on (A) Administrative Agent’s surrender, release, exchange, substitution, dealing with or taking any additional collateral, (B) Administrative Agent’s abstaining from taking advantage of or realizing upon any Lien or other guaranty, and (C) any impairment of collateral securing the Obligations, including, but not limited to, Administrative Agent’s failure to perfect or maintain a Lien in such collateral;

x.	any defense based upon Administrative Agent’s failure to disclose to such Borrower any information concerning any other Borrower’s or Affiliated Borrower’s financial condition or any other circumstances bearing on any other Borrower’s or Affiliated Borrower’s ability to pay the Obligations;

xi.	any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

xii.	any defense based upon Administrative Agent’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Bankruptcy Code §1111(b)(2) or any successor statute;

xiii.	any defense based upon any borrowing or any grant of a security interest under Bankruptcy Code §364;

xiv.	any defense based on Administrative Agent’s failure to be diligent or to satisfy any other standard imposed on a secured party, in exercising rights with respect to collateral securing the Obligations;

xv.	except as otherwise expressly set forth herein: notice of acceptance hereof; notice of the existence, creation or acquisition of any Obligation; notice of any Event of Default; notice of the amount of the Obligations outstanding from time to time; notice of any other fact which might increase such Borrower’s risk; diligence; presentment; demand of payment; protest; filing of claims with a court in the event of any other Borrower’s receivership or bankruptcy and all other notices and demands to which such Borrower might otherwise be entitled (and agrees the same shall not have to be made on the other Borrower as a condition precedent to such Borrower’s obligations hereunder);

xvi.	any defense based on errors and omissions by Administrative Agent in connection with its administration of the Loan or the loans made under the Affiliated Loan Documents;

xvii.	any defense based on application of fraudulent conveyance or transfer law or shareholder distribution law to any of the Obligations or the security therefor;

xviii.	any defense based on Administrative Agent’s failure to seek relief from stay or adequate protection in any other Borrower’s or Affiliated Borrower’s bankruptcy proceeding or any other act or omission by Administrative Agent which impairs such Borrower’s prospective subrogation rights;

xix.	any defense based on legal prohibition of Administrative Agent’s acceleration of the maturity of the Obligations during the occurrence of an Event of Default or any other legal prohibition on enforcement of any other right or remedy of Administrative Agent with respect to the Obligations and the security therefor;

xx.	any defense available to a surety under applicable law; and

xxi.	the benefit of any statute of limitations affecting the liability of such Borrower hereunder or the enforcement hereof.
Each Borrower further agrees that its obligations hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrower or Affiliated Borrower pursuant to any statute presently in force or hereafter enacted.

     (c) Additional Waivers. Each Borrower authorizes Administrative Agent to exercise, in its sole discretion, any right, remedy or combination thereof which may then be available to Administrative Agent, since it is such Borrower’s intent that the Obligations be absolute, independent and unconditional obligations of such Borrower under all circumstances. Notwithstanding any foreclosure of any Lien with respect to any or all of any property securing the Obligations, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, each Borrower shall remain bound under such Borrower’s guaranty of the Obligations directly incurred by any other Borrower or Affiliated Borrower.
     (d) Primary Obligations. This Agreement is a primary and original obligation of each of the Borrowers and each of the Borrowers shall be liable for all existing and future Obligations of any other Borrower or Affiliated Borrower as fully as if such Obligations were directly incurred by such Borrower.
     Section 12.26. Choice of Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF CHICAGO, COUNTY OF COOK AND STATE OF ILLINOIS, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE ADMINISTRATIVE AGENT FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OR PROCESS IN ANY PROCEEDING IN ANY ILLINOIS STATE OR UNITED STATES COURT SITTING IN THE CITY OF CHICAGO AND COUNTY OF COOK MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED HEREIN, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.
     Section 12.27. Waiver of Trial by Jury. WITH RESPECT TO ANY CLAIMS OR DISPUTES PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS

AGREEMENT OR ANY OTHER LOAN DOCUMENTS, BORROWER HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY BORROWER, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. ADMINISTRATIVE AGENT IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF BORROWER’S WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF ADMINISTRATIVE AGENT (INCLUDING ADMINISTRATIVE AGENT’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER THAT ADMINISTRATIVE AGENT WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.
     Section 12.28. Cross Default and Cross Collateralization. As stated under Section 10.1 hereof, an Event of Default under any of the Affiliated Loan Documents shall be an Event of Default under this Agreement. Borrower acknowledges and agrees that the Collateral securing the Term Loan also secures the Obligations under the Affiliated Loan Documents.

     IN WITNESS WHEREOF, intending to be legally bound, and intending that this Term Loan Agreement constitutes an instrument executed under seal, the parties have caused this Agreement to be executed under seal as of the date first written above.

BORROWER:	RE Selinsgrove, LLC
RE Mifflin, LLC
RE Pottsville, LLC
RE New Bloomfield, LLC
RE Millersburg, LLC
RE Everett, LLC
RE Hazleton, LLC
RE Frostburg, LLC
RE Salisbury, LLC

By: Tandem Health Care, Inc., its sole member

	By:	/s/ Lawrence R. Deering

	Name:	Lawrence R. Deering
	Title:	Chairman and Chief Executive Officer

ADMINISTRATIVE AGENT:	MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services Inc., a Delaware corporation

	By:	/s/ Brett Robinson

Brett Robinson, Vice President

MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services Inc., a Delaware corporation
LENDERS:
	By:	/s/ Brett Robinson

Brett Robinson, Vice President

LASALLE BANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ Peter J. Kane

Peter J. Kane, Senior Vice President

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